    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1997.

                                                      REGISTRATION NO. 333-18351
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933,
                                   AS AMENDED

                            ------------------------

                              RACOM SYSTEMS, INC.
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

           DELAWARE                          3674                  84-1182875
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                   Classification Code No.)       I.D. Number)
incorporation or organization)

                           6080 GREENWOOD PLAZA BLVD.
                          GREENWOOD VILLAGE, CO 80111
                                 (303) 771-2077

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          RICHARD L. HORTON, PRESIDENT
                              RACOM SYSTEMS, INC.
                           6080 GREENWOOD PLAZA BLVD.
                          GREENWOOD VILLAGE, CO 80111
                                 (303) 771-2077

               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

         GARY A. AGRON, ESQ.                     MICHAEL J. TAUGER, ESQ.
     5445 DTC PARKWAY, SUITE 520               5445 DTC PARKWAY, SUITE 520
         ENGLEWOOD, CO 80111                       ENGLEWOOD, CO 80111
            (303) 770-7254                            (303) 713-0363
         (303) 770-7257 (FAX)                      (303) 770-7257 (FAX)

    Approximate date of commencement of the Offering: As soon as practicable after the date of the Offering.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: / /

                                             (COVER CONTINUED ON FOLLOWING PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(COVER CONTINUED FROM PREVIOUS PAGE)

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED                          AMOUNT OF
          TITLE OF EACH CLASS OF                   AMOUNT TO         MAXIMUM PRICE      OFFERING       REGISTRATION
        SECURITIES TO BE REGISTERED              BE REGISTERED       PER SECURITY         PRICE             FEE
Units consisting of one share of $.01 par
  value Common Stock and one Common Stock
  Purchase
  Warrant(1)...............................     1,725,000 Units          $4.75         $8,193,750         $2,483
Common Stock, $.01 par value, underlying
  Common Stock Purchase Warrants(2)........    1,725,000 Shares          $5.94         $10,242,187        $3,104
Units Underlying Representative's Unit
  Warrants(3)..............................      150,000 Units           $7.36         $1,104,375          $335
Common Stock, $.01 par value, underlying
  Common Stock Purchase Warrants included
  in Representative's Unit Warrants(2).....     150,000 Shares           $5.94          $891,000           $270
Common Stock Purchase Warrants held by the
  Selling Stockholders(4)..................    260,000 Warrants          $2.00          $520,000           $158
Common Stock $.01 par value underlying
  Common Stock Purchase Warrants issued to
  the Selling Stockholders(2)..............     260,000 Shares           $5.94         $1,544,400          $468
Totals.....................................                                            $22,495,712       $6,818(5)


(1) Includes the overallotment option granted to the Representative of 225,000 Units.

(2) The exercise price of the Common Stock Purchase Warrants ("Warrants") (and Bridge Warrants as defined below) is equal to 125% of the price of the Units ("Unit Price") on the effective date. Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of Warrants is subject to adjustment in accordance with anti-dilution provisions of such Warrants.

(3) Each Unit consists of one share of Common Stock and one Warrant. The exercise price of the Representative's Unit Warrant is equal to 155% of the Unit Price on the effective date hereof.

(4) Represents the maximum anticipated aftermarket price of the common stock purchase warrants ("Bridge Warrants") on the effective date hereof.

(5) The Registrant previously paid a filing fee of $7,434. Accordingly, no additional filing fee is required.

    The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                (EXHIBIT INDEX LOCATED ON PAGE   OF THIS FILING)

                              RACOM SYSTEMS, INC.
                             CROSS REFERENCE SHEET

  ITEM                            CAPTION                                   LOCATION OR CAPTION IN PROSPECTUS
---------  -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Page of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Cover Page; Risk Factors; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Selling Stockholders

       8.  Plan of Distribution.................................  Underwriting

       9.  Legal Proceedings....................................  Not Applicable

      10.  Directors, Executive Officers, Management; Principal
             Stockholders.......................................  Management; Principal Stockholders

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal Stockholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  Not Applicable

      14.  Disclosure of Commission Position on Indemnification
             for Securities.....................................  Item 24; Item 28

      15.  Organization Within Last Five Years..................  Prospectus Summary; Certain Transactions

      16.  Description of Business..............................  Risk Factors; Business

      17.  Management's Discussion and Analysis or Plan of
             Operations.........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

      18.  Description of Property..............................  Business--Properties

      19.  Certain Relationships and Related Transactions.......  Certain Transactions

      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Description of Securities

      21.  Executive Compensation...............................  Management--Executive Compensation

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Not Applicable

      SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED FEBRUARY 20, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                1,500,000 UNITS

                                     [LOGO]

                              RACOM SYSTEMS, INC.


    Racom Systems, Inc. (the "Company") is offering (the "Offering") through Spencer Edwards, Inc. as the representative (the "Representative") of the underwriters herein named (the "Underwriters") 1,500,000 Units of the Company's securities ("Unit(s)"), each Unit consisting of one share of $.01 par value common stock ("Common Stock") and one redeemable common stock purchase warrant ("Warrant(s)") at a purchase price of $4.75 per unit (the "Unit Price"). The Common Stock and Warrants are separately transferable as of the date of the Prospectus. Each Warrant is exercisable to purchase one share of Common Stock at $5.94 per share (125% of the Unit Price) for a period of two years from the date hereof and may be redeemed by the Company for $.01 per Warrant on 30 days' written notice to the Warrantholders if the closing price of the Common Stock on the NASDAQ SmallCap Market ("NASDAQ") is at least $7.13 per share (150% of the Unit Price) for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption. The Unit Price and Warrant exercise price have been determined by negotiations between the Company and the Representative and such prices are not necessarily related to the Company's financial condition, net worth or other established criteria of value. For a description of the factors considered in determining the Unit Price and the exercise price of the Warrants, see "Risk Factors" and "Underwriting."



    This Prospectus also covers 260,000 common stock purchase warrants (the "Bridge Warrants") held by certain Bridge Warrantholders ("Selling Stockholders") and 260,000 shares of Common Stock issuable upon exercise of the Bridge Warrants. The terms and conditions of the Bridge Warrants are identical to those of the Warrants. The Bridge Warrants and underlying Common Stock may be sold from time to time (subject to a one year lock-up agreement) in public or private open market transactions directly to purchasers or through brokerage firms at prevailing market prices less customary commissions. See "Selling Stockholders."


    There is no trading market for Common Stock and Warrants and there can be no assurance that a trading market will develop in any of these securities upon completion of the Offering. The Common Stock and Warrants have been approved for listing on NASDAQ under the symbols "RCOM" and "RCOMW," respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS.           ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."


    The Units are offered on a "firm commitment" basis by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of certificates representing the Common Stock and Warrants will be made against
payment therefor in Greenwood Village, Colorado, on or about             , 1997.


                                                                                   UNDERWRITING
                                                                                   DISCOUNTS AND           PROCEEDS TO
                                                           PRICE TO PUBLIC        COMMISSIONS(1)          COMPANY(2)(3)
Per Unit..............................................          $4.75                  $.43                   $4.32
Total(3)..............................................       $7,125,000              $641,250              $6,483,750

(1) Excludes (i) a nonaccountable expense allowance payable to the Representative of $213,750 ($245,813 if the Overallotment Option is exercised) equal to 3% of the gross proceeds of the Offering, and (ii) the issuance of warrants to the Representative (the "Representative's Unit Warrant") to purchase up to 150,000 Units at $7.36 per Unit (155% of the Unit Price) at any time after 12 months from the date hereof and for a period of four years thereafter. The Company has granted certain antidilution and registration rights with respect to the Units underlying the Representative's Unit Warrant and has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Underwriting."

(2) Before deducting costs of the Offering estimated to be $300,000, excluding the Representative's nonaccountable expense allowance.

(3) Assumes no exercise of the Representative's option, exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 225,000 Units on the same terms as the Units offered hereby solely to cover overallotments, if any (the "Overallotment Option"). If the Overallotment Option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $8,193,750, $737,438 and $7,456,312, respectively. See "Underwriting."

                             SPENCER EDWARDS, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

    The Company will furnish annual reports to its stockholders which will include audited financial statements. The Company may also furnish to its stockholders quarterly financial statements and such other reports as may be authorized by its Board of Directors. See "Available Information."


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                            FOR CALIFORNIA RESIDENTS



    Investment in the securities of the Company described in this Prospectus by California investors is expressly limited to investors who have an adjusted gross income of at least $65,000 for the calendar year ended December 31, 1996 and an equal amount of adjusted gross income anticipated for the calendar year ended December 31, 1997, together with a minimum of $250,000 of liquid net worth (excluding home, home furnishings and automobile). In the event the California investor does not have an adjusted gross income of $65,000 and liquid net worth of $250,000, such investor may nevertheless purchase the Company's securities if he or she has a liquid net worth of $600,000 or more.

                               PROSPECTUS SUMMARY

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED THROUGHOUT THE PROSPECTUS AND WILL BE FURTHER DISCUSSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THE PROSPECTUS SPEAK ONLY AS OF THE DATE HEREOF.


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION PRESENTED DOES NOT REFLECT EXERCISE OF THE WARRANTS, THE OVERALLOTMENT OPTION OR THE
REPRESENTATIVE'S UNIT WARRANT. SEE "UNDERWRITING."


                                  THE COMPANY


    The Company is a leading developer and marketer of contactless smart card systems ("Smart Card(s)" or "Smart Card System(s)") used primarily in electronic commerce. Generally the size of a credit card, Smart Cards are used in a number of consumer applications including (i) access to restricted areas (replacing keys and identification cards), (ii) public transportation fare collection (replacing bus tokens, taxi cab charge cards, airline and railway tickets),
(iii) point of sale purchases (replacing cash or credit cards at cafeterias, newsstands and related point of sale locations where speed of purchase is important), and (iv) miscellaneous small monetary transactions (replacing coins and cash at parking lots, in vending machines, public telephones, and the like). Smart Card technology is also used in industrial applications such as attaching a "tag" containing the Smart Card technology to a manufactured product in order to track the product from the assembly line through quality control, warehousing, inventory control, distribution and warranty.



    The Company's Smart Cards are "contactless" and therefore do not require the use of a magnetic stripe or insertion in a terminal as is required by contacted cards ("Contacted Card(s)"). Instead, the Company's Smart Card System involves direct wireless radio frequency communication between a ferroelectric random access memory ("FRAM") chip in the Smart Card and a terminal. The Company's FRAM chip does not require battery power and allows for processing the Smart Card transaction in a fraction of a second by waving the Smart Card near the terminal. Moreover, the Smart Card does not require insertion in the terminal or the use of a keypad and therefore may be used by all members of the population regardless of age or physical health and in both indoor and outdoor locations.


    For consumers and goods and services providers, the Company's Smart Cards offer the convenience and accuracy of high speed contactless transaction processing without the requirement of carrying cash, checks or credit cards, thereby reducing the threat of theft, inventory shrinkage, and payment fraud resulting from the handling of cash or the counterfeiting of cash or credit cards. Goods and services providers do not have to risk loss resulting from (i) accepting cash or checks which may be subsequently stolen from them after payment by consumers or (ii) accepting credit cards which may have been stolen prior to such payment. Consumer loss is limited because the Smart Card is programmed to be used to purchase only specific goods or services which is not as attractive to a thief when compared to the broader illegal uses for stolen cash, checks or credit cards. The Smart Card is designed to complement credit cards rather than replace them in that Smart Card applications involve the storage and handling of substantially more data than credit cards and can therefore be used for other applications (rather than just purchase and sale transactions) such as electronic purses, identification of the user and other portable data functions.

    The Company sells its Smart Card Systems through its own direct sales force through a combination of joint ventures and strategic alliances and through selective licensing and distributorship arrangements and agreements with independent sales representatives in foreign countries. Since 1993, the Company has designed Smart Card Systems for over 100 customers in cities throughout the world including Singapore,

Macau, Hong Kong, Tokyo, Manchester, Paris, Milan, Los Angeles, Chicago and Denver. The Company's Smart Card users have included the new Hong Kong International Airport, the Los Angeles Department of Transportation, the Lubbock International Airport, the Chicago Transit Authority and Yamatake Honeywell Limited (Japan).

    The Company's business strategy is to (i) expand the Company's Smart Card Systems applications, (ii) grow revenues through strategic alliances, joint ventures and selective licensing, (iii) emphasize marketing of the Company's Smart Card products in North America, and (iv) continue to outsource manufacturing to control fixed costs.


    The Company was incorporated in Delaware in June 1991 and initially issued 2,000,000 shares of its Common Stock to each of Ramtron International Corporation ("Ramtron"), Intag International Limited ("Intag") and AWA Limited ("AWA") in connection with the Company's organization. Subsequently, AWA sold its 2,000,000 shares of the Company's Common Stock to Intag. As a result of subsequent Common Stock sales, Ramtron and Intag (which are U.S. and Australian publicly-held companies, respectively) currently own 4,800,000 shares and 5,262,532 shares, respectively, of the Company's Common Stock representing 41.6% and 45.6%, respectively, of the total shares of Common Stock outstanding. As indicated under "Certain Transactions," Ramtron and Intag have entered into a number of related party transactions with the Company including the issuance of license rights to the Company from Ramtron, the issuance of license rights between Ramtron and Intag and the issuance of Common Stock and Warrants to Ramtron and Intag in exchange for loans and other financings extended by Ramtron and Intag to the Company. Ramtron and Intag control the Company's operations, elect all of the Company's directors and will continue to control the Company upon completion of the Offering. See "Principal Stockholders" and "Certain Transactions."


    In December 1996, the Company completed the borrowing of an aggregate of $1,040,000 from a group of lenders (the "Bridge Loan") evidenced by promissory notes bearing interest at 2% over the prime interest rate and due the earlier of December 1997 or the closing date of the Offering. As additional consideration for the Bridge Loan, the Company issued one Bridge Warrant for each $4.00 loaned to the Company or a total of 260,000 Bridge Warrants. Each Bridge Warrant entitles the holder to purchase one share of Common Stock at $5.94 per share for a period of two years from the date hereof. The Bridge Warrants and the Common Stock underlying the Bridge Warrants are being registered by this Prospectus. See "Selling Stockholders."

    The Company's executive offices are located at 6080 Greenwood Plaza Blvd., Greenwood Village, Colorado 80111 and its telephone number is (303) 771-2077.

                                  THE OFFERING


Securities offered................  1,500,000 Units, each Unit consisting of one share of
                                    Common Stock and one Warrant

Offering price....................  $4.75 per Unit

Common Stock outstanding prior to
  the Offering....................  11,532,532 shares

Common Stock outstanding after the
  Offering(1).....................  13,032,532 shares

Description of the Warrants.......  Each Warrant is exercisable to purchase one share of
                                    Common Stock at $5.94 per share for a period of two
                                    years from the date hereof and may be redeemed by the
                                    Company for $.01 per Warrant on 30 days' written notice
                                    to the Warrantholders if the closing price of the Common
                                    Stock on NASDAQ is at least $7.13 per share for 20
                                    consecutive trading days ending not earlier than five
                                    days before the Warrants are called for redemption.

Use of proceeds...................  Repayment of debt, sales and marketing expenses, research and development expenses, and working capital.
                                    See "Use of Proceeds."

NASDAQ symbols....................  RCOM (Common Stock); RCOMW (Warrants)

Transfer and Warrant Agent........  American Securities Transfer, Inc.


------------------------

(1) Does not include shares issuable upon exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant, (ii) 1,559,000 stock options issued under the Company's 1993 Employee Stock Option Plan,
    (iii) the 260,000 Bridge Warrants, or (iv) other outstanding stock options, common stock purchase warrants and convertible securities. See "Dilution," "Capitalization" and "Management--1993 Employee Stock Option Plan."

                         SUMMARY FINANCIAL INFORMATION

    The following tables set forth certain summary financial data of the Company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. The summary financial data as of December 31, 1996, 1995 and 1994, and for the years ended December 31, 1996, 1995 and 1994, have been derived from the Company's financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus.


                                                                                YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Revenues...........................................................  $   2,427,285  $   1,147,915  $     354,586
  Gross margin.......................................................      1,375,408        501,446        177,369
  Loss from operations...............................................     (1,223,572)    (2,837,935)    (2,682,589)
  Net loss...........................................................     (1,303,837)    (2,878,034)    (3,480,171)
  Weighted average shares outstanding................................     11,844,793     10,853,633      8,254,344
  Net loss per share.................................................  $        (.11) $        (.27) $        (.42)
  Pro forma supplemental net loss per share(1).......................  $        (.10) $        (.25)      --



                                                                                                           AS
                                                                                        HISTORICAL    ADJUSTED(2)
                                                                                       -------------  ------------
BALANCE SHEET DATA AT DECEMBER 31, 1996:
  Working capital (deficit)..........................................................  $  (1,846,523) $  4,123,477
  Total assets.......................................................................      3,885,851     7,742,851
  Total liabilities..................................................................      3,651,587     1,538,587
  Stockholders' equity...............................................................        234,264     6,204,264


------------------------

(1) Reflects retirement of approximately $2,070,000 of debt outstanding at December 31, 1996 at an offering price of $4.75 per share, which will be repaid with proceeds from the Offering. Retirement of debt is assumed to occur at the beginning of each respective period.


(2) As adjusted to reflect the sale of 1,500,000 Units offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom for repayment of $2,113,000 of debt. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS


    PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY. SEE, E.G., "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS-- STRATEGY." NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS.



    LIMITED OPERATING HISTORY AND LIMITED REVENUES; LOSSES; DEFICIT IN WORKING CAPITAL AND INDEPENDENT PUBLIC ACCOUNTANTS GOING CONCERN OPINION. The Company began operations in June 1991 and has a limited operating history upon which potential investors may base an evaluation of its performance. Since inception, the Company has focused its efforts and resources on developing its technology and on identifying products and applications for introduction into the market. The Company has only recently begun generating revenues from its operations and therefore the Company has historically incurred significant operating losses and cash flow deficits. For the years ended December 31, 1996 and 1995, the Company had revenues of $2,427,285 and $1,147,915, respectively, and net losses of $1,303,837 and $2,878,034, respectively. Moreover, at December 31, 1996, the Company had a deficit in working capital of $1,846,523 and had an accumulated deficit of $10,153,652 as of December 31, 1996. Accordingly, substantial doubt exists regarding the Company's ability to continue as a going concern. The Report of Independent Public Accountants covering the Company's December 31, 1996 financial statements, included elsewhere in this Prospectus, contains an explanatory paragraph about the Company's ability to continue as a going concern. There can be no assurance that the Company's operations will generate sufficient revenues to fund its operations and to allow it to become profitable. The likelihood of the Company's success must be considered relative to the problems, experiences, difficulties, complications and delays frequently encountered in connection with the operation and development of a new business and the competitive environment in which the Company operates. See "Business" and "Financial Statements."


    DEVELOPING MARKET; UNPROVEN MARKET FOR THE COMPANY'S SMART CARD
PRODUCTS. Smart Card products and markets have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products. As is typical in a new and rapidly evolving industry, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that the Smart Cards designed by the Company will become widely accepted. Because the market for the Company's Smart Cards is new and evolving, it is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's Smart Cards do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Marketing."


    COMPETITION; FREQUENT PRODUCT INTRODUCTIONS. The market for Smart Card products is new, intensely competitive, quickly evolving and subject to rapid technological change. Competitors may develop superior Smart Card products or products of similar quality for sale at lower prices. Moreover, there can be no assurance that the Company's Smart Cards will not be rendered obsolete by changing technology or new industry standards. The Company expects competition to persist and increase in the future. The Company's current and potential competitors are primarily subsidiaries of multinational companies with established Contacted Card and contactless Smart Card businesses which have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. This intense level of competition could materially adversely affect the Company's future business, operating results and financial condition.


    Competitive factors in the industry include transaction speed, the extent and flexibility of Smart Card memory, reliability, transaction accuracy and cost. Current competitors include such multinational firms as Gemplus, Schlumberger and Group Bull, which primarily offer Contacted Cards, and Philips GmbH, Sony Corporation and Micron Communications, Inc., which offer primarily contactless Smart Cards. Moreover, Matsushita Electronics Corporation intends to market a contactless ferroelectric chip-based Smart Card in the spring of 1997.


    There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition. Many of the Company's competitors have the financial resources necessary to enable them to withstand substantial price and product competition, which are expected to increase, and to implement extensive advertising and promotional programs, both generally and in response to efforts by other competitors to enter into existing markets or introduce new products. The industry is also characterized by frequent introductions of new products. The Company's ability to compete successfully will be largely dependent on its ability to anticipate and respond to various competitive factors affecting the industry, including new products which may be introduced, changes in customer preferences, demographic trends and pricing strategies by competitors, which could adversely affect the Company's operating margins. See "Business--Competition."

    RISKS OF NEW PRODUCT DEVELOPMENT. The Company may experience difficulties that could delay or prevent the development, introduction and marketing of new Smart Card products. The Company will be substantially dependent in the near future upon Smart Card products that are currently being developed. There can be no assurance that, despite testing by the Company, errors will not be found in the Company's Smart Card products, or, if errors are discovered, corrected in a timely manner. If the Company is unable to develop on a timely basis existing or new Smart Card products or enhancements to existing products, or if its Smart Card products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business."

    RISKS ASSOCIATED WITH EXPANSION. The Company will seek to develop and expand its Smart Card products and increase its marketing operations using proceeds from the Offering. Expansion will place substantial strains on the Company's management and its operational, accounting and information resources and systems. Successful management of growth will require the Company to improve its financial controls, operating procedures and information systems, and to hire, train, motivate and manage its employees. The Company's failure to manage growth effectively would have a material adverse effect on its results of operations and its ability to execute its business strategy. See "Business--Strategy."

    OBSOLESCENCE AND TECHNOLOGICAL CHANGE. The markets for Smart Card products are characterized by rapidly changing technology and evolving industry standards which result in product obsolescence and short product life cycles. Accordingly, the Company's success is dependent upon its ability to anticipate technological changes in the industry and to continually identify, develop and successfully market new Smart Card products that satisfy evolving technologies, customer preferences and industry requirements. There can be no assurance that competitors will not market Smart Card products which have perceived advantages over those of the Company or which render the Company's Smart Card products obsolete or less marketable. See "Business--Marketing."

    IMPEDIMENTS TO MARKET ACCEPTANCE OF PRODUCTS. As with other new products designed to replace existing products or change product designs, potential customers may be reluctant to integrate the Company's Smart Card products into their systems unless the products are proven to be both reliable and available at a competitive price in an assured quantity. Even assuming product acceptance, the Company's customers may be required to redesign their systems to effectively use the Company's Smart Card products. The time and costs necessary for such redesign could delay or prevent market acceptance of the Company's Smart Card products. A lack of, or delay in, market acceptance of one or more of the Company's Smart Card products could adversely affect the Company's operations. See "Business-- Marketing."


    DEPENDENCE ON MANUFACTURERS AND SUPPLIERS. The Company purchases FRAM semiconductor chips for its Smart Card products from two affiliated manufacturers, Ramtron and Rohm Co., Ltd., and purchases other components used in assembly of its Smart Cards from other key suppliers. The Company's reliance upon outside manufacturers and suppliers is expected to continue and involves several risks, including limited control over the availability of components, delivery schedules, pricing and product quality. The Company may also experience, delays, expenses and lost sales should it be required to locate and qualify alternative suppliers. See "Business--Manufacturing and Assembly."


    RELIANCE UPON PATENTS AND TRADE SECRETS. The Company relies on its patents, trade secrets and copyrights and the patents, trade secrets and copyrights of its licensors to protect its Smart Card technology. Although the Company intends to enforce its patents, trade secrets and copyrights aggressively, there can be no assurance that such protection will be available in any particular instance or that the Company will have the financial resources necessary to adequately enforce its rights. The unavailability of such protection or the inability to enforce adequately such rights could materially adversely affect the Company's business and operating results. The Company operates in a competitive environment in which it would not be unlikely for a third party to claim that certain of the Company's present or future Smart Card products may infringe the patents or rights of such third parties. If any such infringements exist or arise in the future, the Company may be exposed to liability for damages and may be required to obtain licenses relating to technology incorporated into the Company's products. The Company's inability to obtain such licenses on acceptable terms or the occurrence of related litigation could materially adversely affect the Company's operations. See "Business--Patents and Trade Secrets."


    NEED FOR ADDITIONAL FINANCING. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds of the Offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the Offering. In the event that the Company's plans change, its assumptions prove to be inaccurate or if the proceeds of the Offering or its cash flow prove to be insufficient (due to unanticipated expenses, inadequate revenues, difficulties, problems or otherwise), the Company may be required to seek additional financing or curtail its activities. Any issuance of equity securities would result in dilution to the interests of the Company's stockholders and any issuance of debt securities would subject the Company to risks that interest rates may increase or cash flow may be insufficient to repay such indebtedness. The Company has no arrangements or understandings for additional financing and there can be no assurance that additional financing will be available to the Company if required. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    DEPENDENCE UPON CUSTOM SYSTEM DEVELOPMENT PROJECTS. The Company relies upon custom system development projects for a significant part of its revenues. The inability of the Company to replace completed projects with new projects would adversely affect the Company's operations. See "Business-- Marketing."


    RISKS ASSOCIATED WITH GOVERNMENT REGULATIONS. The Company's Smart Card products use radio frequency technologies, emit radio frequency energy emissions and their assembly may require the disposal of chemicals and gases during the assembly process. Current and future U.S. and foreign governmental regulations concerning radio frequency technologies, energy emissions and waste disposal could adversely affect the Company's business operations and results of operations. See "Business--Regulation."

    OFFERING TO BENEFIT INSIDERS. A substantial portion of the proceeds of the Offering will be used to repay outstanding indebtedness to the Company's two principal stockholders (aggregating $1,045,000 or 14.7% of the gross proceeds of the Offering) and to the Selling Stockholders (aggregating $1,068,000 or 15.0% of the gross proceeds of the Offering). See "Use of Proceeds."


    DEPENDENCE UPON QUALIFIED PERSONNEL AND EXECUTIVE OFFICERS. The Company's operations depend in part upon its ability to retain and hire qualified personnel, of which there can be no assurance. The Company's operations are also dependent upon the continued services of Richard L. Horton, its Chief Executive Officer and President, and certain other executive officers. The loss of services of any of the Company's executive officers, whether as a result of death, disability or otherwise, could have a material adverse effect upon the Company's operations. The Company does not have employment agreements with any of its executive officers but intends to apply for key person insurance upon Mr. Horton's life in the amount of $1,000,000. See "Management."



    CONTROL BY PRINCIPAL STOCKHOLDERS; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL. Upon completion of the Offering, Ramtron and Intag will together own approximately 77.2% of the then issued and outstanding shares of Common Stock (assuming no exercise of the Warrants, the Representative's Overallotment Option or the Representative's Unit Warrant) and will continue to elect all of the Company's directors and control the affairs of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Certificate of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Certificate of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. See "Principal Stockholders" and "Description of Securities."


    LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public trading market for the Units, Common Stock or Warrants. The Offering price of the Units and exercise price of the Warrants were determined by negotiations between the Company and the Representative and do not necessarily bear any relationship to recognized criteria for the valuation of such securities. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop or continue after the Offering or, if such a market develops, that the market prices of the component securities will exceed the Unit Price. See "Underwriting."


    IMMEDIATE AND SUBSTANTIAL DILUTION. The Offering involves an immediate and substantial dilution of $4.43 per share of Common Stock, or a 93.3% reduction between the Offering price of $4.75 per share of Common Stock (ascribing no value to the Warrants included in the Units) and the net tangible book value of $.32 per share of Common Stock upon completion of the Offering, assuming no exercise of the Warrants, the Overallotment Option, the Representative's Unit Warrant or other outstanding stock options, common stock purchase warrants or convertible securities. See "Dilution."


    NO DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. See "Description of Securities--Dividends."

    POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Common Stock and Warrants following the Offering may be highly volatile, as has been the case recently with the securities of other companies completing initial public offerings. Factors such as the Company's operating results or public announcements by the Company or its competitors may have a significant effect on the market price of the securities. In addition, market prices for the securities of many small capitalization companies have experienced wide fluctuations due to variations in quarterly operating results, general economic conditions and other factors beyond the Company's control.


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price of the securities offered hereby. Following the Offering, all 1,500,000 shares of Common Stock offered hereby, together with 1,500,000 Warrants, may be purchased and sold in the open market without restriction or further registration under the 1933 Act. The Bridge Warrants have also been registered hereby, but are subject to a one year lock-up agreement. (See "Selling Stockholders") The currently outstanding 11,532,532 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 of the 1933 Act, all of which are currently eligible for resale. However, all of the Company's officers, directors and 5% or greater stockholders have agreed, pursuant to a lock-up agreement with the Representative, not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus and to sell no more than 50% of their shares of Common Stock during the following 12-month period without the prior written consent of the Representative. There are no arrangements, agreements or understandings with respect to a release of the lock-up agreement by the Representative and it is not the Representative's general policy to grant such a release. Nevertheless, the Representative will consider requests for such releases on an individual basis and may in the future grant such requests in connection with this or other offerings. See "Description of Securities--Common Stock Eligible for Future Sale" and "Underwriting."


    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant amount of the Common Stock and Warrants offered hereby may be sold to customers of the Representative and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of these securities through or with the Underwriters. Although it has no obligation to do so, the Representative intends to make a market or otherwise effect transactions in the securities, although this market-making activity may terminate at any time. The Representative may exert a dominating influence on the market, if one develops, for the securities. The price and liquidity of the securities may be significantly affected by the degree, if any, of the Underwriters' participation in such market.

    LIMITATIONS ON LIABILITY OF DIRECTORS. The Company's Certificate of Incorporation substantially limits the liability of the Company's directors to the Company and its stockholders for breach of fiduciary or other duties to the Company. See "Description of Securities--Limitation on Liabilities."

    REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company under certain circumstances upon 30 days' written notice to the Warrantholders at $.01 per Warrant. In such event, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. Any Warrants not exercised by that time will cease to be exercisable, and the holders will be entitled only to the redemption price, which is likely to be substantially less than the market value of the Warrants. Accordingly, such redemption could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it might be disadvantageous for them to do so or sell the Warrants at the then market price when they might otherwise prefer to hold the Warrants. See "Description of Securities--Warrants."

    NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES OF COMMON STOCK UNDERLYING THE WARRANTS AND BRIDGE WARRANTS. The Warrants and Bridge Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and Bridge Warrants and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Warrants and Bridge Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws.

    The Common Stock and the Warrants, which comprise the Units offered hereby, are detachable and separately transferable as of the date hereof. Purchasers of the Warrants or Bridge Warrants may reside in jurisdictions in which the shares of Common Stock underlying the Warrants and Bridge Warrants are not registered or qualified during the period that the Warrants and Bridge Warrants are exercisable. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants and Bridge Warrants unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. Accordingly, Warrantholders would have no choice but to attempt to sell the Warrants or Bridge Warrants in a jurisdiction where such sale is permissible, or allow them to expire unexercised. See "Description of Securities--Warrants."


    REPRESENTATIVE'S LIMITED UNDERWRITING EXPERIENCE. The Representative was organized in Colorado in June 1992 and was registered as a broker-dealer under the name World Securities Corporation in March 1994. In April 1994, the Representative changed its name to Spencer Edwards, Inc. To date, the Representative's business has primarily been limited to open market purchases and sales of securities as a broker-dealer on behalf of its customers. The Representative has acted as a representative of underwriters in only one prior public offering although it has participated as a dealer in offerings underwritten by others. The Representative's limited underwriting experience may
(i) adversely affect the development or continuation of a trading market for the Company's Common Stock, (ii) limit the effectiveness of the Representative's due diligence responsibilities to review and verify the information in the Prospectus, or (iii) influence the after market price of the Common Stock. The Representative had no material relationship with the Company or its promoters prior to the Offering except for acting as the Selling Agent for the Bridge Loan. See "Selling Stockholders," "Description of Securities--Bridge Warrants" and "Underwriting."

                                    DILUTION


    At December 31, 1996, the negative net tangible book value of the Company's Common Stock was $(1,741,442), or $(.15) per share. Net tangible book value per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after December 31, 1996, other than to give effect to the sale by the Company of the 1,500,000 Units offered hereby, less underwriting discounts and commissions and estimated costs of the Offering, the net tangible book value of the Company at December 31, 1996 would have been $4,228,558, or approximately $.32 per share. This represents an immediate increase in net tangible book value of $.47 per share of Common Stock to existing stockholders and an immediate dilution of $4.43 per share to new stockholders. "Dilution" per share represents the difference between the price to be paid by the new stockholders of $4.75 per share (ascribing no value to the Warrants included in the Units) and the net tangible book value per share of Common Stock immediately after the Offering.


    The preceding discussion is illustrated in the following table:

Public offering price per share of Common Stock included
  in the Units...........................................             $    4.75
  Negative net tangible book value per share of Common
    Stock before the Offering............................  $    (.15)
  Increase in net tangible book value per share of Common
    Stock attributable to new investors purchasing in the
    Offering.............................................  $     .47
                                                           ---------
Net tangible book value per share of Common Stock after
  the Offering...........................................             $     .32
                                                                      ---------
Dilution of net tangible book value per share of Common
  Stock to new investors.................................             $    4.43
                                                                      ---------
                                                                      ---------

    The following table sets forth the number of shares of Common Stock purchased, the total consideration and the average price per share paid by existing stockholders of the Company as of December 31, 1996, and by new investors purchasing the shares of Common Stock included in the Units offered hereby:

                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                  -------------------------  --------------------------     PRICE
                                     NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE    PER SHARE
                                  ------------  -----------  -------------  -----------  -----------
New investors...................     1,500,000        11.5%  $   7,125,000        41.7%   $    4.75
Existing stockholders...........    11,532,532        88.5%      9,958,798        58.3%   $     .86
                                  ------------       -----   -------------       -----
  Totals........................    13,032,532       100.0%  $  17,083,798       100.0%
                                  ------------       -----   -------------       -----
                                  ------------       -----   -------------       -----

    The preceding discussion and tables do not include shares issuable upon exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant, (ii) 1,559,000 stock options issued under the Company's 1993 Employee Stock Option Plan, (iii) the 260,000 Bridge Warrants, or (iv) other outstanding stock options, common stock purchase warrants and convertible securities issuable into an aggregate of 817,653 shares. See "Dilution," "Capitalization" and "Management--1993 Employee Stock Option Plan."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996, as adjusted to give effect to the sale by the Company of 1,500,000 Units offered hereby at $4.75 per Unit and application of the estimated net proceeds, without giving effect to the exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant, (ii) an aggregate of 1,559,000 shares issuable under the Company's 1993 Employee Stock Option Plan,
(iii) the 260,000 Bridge Warrants, or (iv) other outstanding stock options, common stock purchase warrants and convertible securities issuable into an aggregate of 817,653 shares. See "Use of Proceeds" and "Description of Securities."

                                                                                                      PRO FORMA
                                                                                      HISTORICAL     AS ADJUSTED
                                                                                     -------------  -------------
Stockholders' equity
  Preferred Stock, no par value, 5,000,000 shares authorized, none issued or
    outstanding....................................................................  $    --        $    --
  Common Stock, $.01 par value, 20,000,000 shares authorized, 11,532,532 issued and
    outstanding, 13,032,532 shares issued and outstanding, as adjusted.............        115,325        130,325
  Additional paid in capital.......................................................     10,272,591     16,227,591
  Accumulated deficit..............................................................    (10,153,652)   (10,153,652)
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................        234,264      6,204,264
      Total capitalization.........................................................  $     234,264  $   6,204,264
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                USE OF PROCEEDS


    The net proceeds of the Offering are estimated to be $5,970,000 ($6,910,500 if the Overallotment Option is exercised). The Company intends to use the net proceeds of the Offering in the following order of priority:



                                                                                                      PERCENT OF
PURPOSE                                                                                    AMOUNT    NET PROCEEDS
---------------------------------------------------------------------------------------  ----------  -------------
Repayment of debt(1)...................................................................   2,113,000         35.4%
Sales and marketing expenses(2)........................................................   1,600,000         26.8%
Research and development expenses......................................................   1,530,000         25.6%
Working capital........................................................................     727,000         12.2%
                                                                                         ----------        -----
  TOTALS...............................................................................   5,970,000        100.0%
                                                                                         ----------        -----
                                                                                         ----------        -----


------------------------

(1) Comprised of $949,000 principal and interest due on promissory notes payable to Intag, $96,000 principal and interest due on promissory notes payable to Ramtron and $1,068,000 of bridge loan principal and interest payable to the Selling Stockholders. The Intag and Ramtron promissory notes bear annual interest at 10% and prime plus 2%, respectively, and are due on demand. The Bridge Loan notes bear interest at 2% over the prime interest rate and are due the earlier of December 1997 or the closing date of the Offering. The funds borrowed were used for working capital. Intag and Ramtron are principal stockholders of the Company. Does not include repayment of a $400,000 non-interest bearing convertible note issued to Intag which is due if and only if the Company receives sublicense revenue from Intag. See "Certain Transactions."

(2) Includes salaries, wages, advertising and travel expenses to be incurred in connection with the expansion of the Company's North American marketing activities. See "Business--Strategy."


    The Company estimates that the net proceeds of the Offering, together with its anticipated operating revenues, will be sufficient to fund its cash requirements for at least 12 months from the date of the Prospectus. There may be changes in the Company's proposed use of net proceeds due to the availability of other business opportunities or modifications to the Company's plan of operation. Management is not currently aware of any such business opportunities or planned modifications to its operations. Pending use, the net proceeds will be invested in bank certificates of deposit and other fully insured investment grade securities.


    Any funds received by the Company upon exercise of the Warrants, the Overallotment Option or the Representative's Unit Warrant and any funds not applied to sales and marketing or research and development expenses will be added to working capital. The Company will not receive any proceeds from the sale of the Bridge Warrants by the Selling Stockholders. Any proceeds received by the Company upon exercise of the Warrants, the Overallotment Option, the Representative's Unit Warrant or the Bridge Warrants will be added to working capital.

                            SELECTED FINANCIAL DATA

    The following tables set forth certain selected financial data of the Company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. The selected financial data as of December 31, 1996, 1995 and 1994, and for the years ended December 31, 1996, 1995 and 1994, have been derived from the Company's financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus.


                                                                                YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Revenues...........................................................  $   2,427,285  $   1,147,915  $     354,586
  Gross margin.......................................................      1,375,408        501,446        177,369
  Loss from operations...............................................     (1,223,572)    (2,837,935)    (2,682,589)
  Net loss...........................................................     (1,303,837)    (2,878,034)    (3,480,171)
  Weighted average shares outstanding................................     11,844,793     10,853,633      8,254,344
  Net loss per share.................................................  $        (.11) $        (.27) $        (.42)
  Pro forma supplemental net loss per share(1).......................  $        (.10) $        (.25) $    --



                                                                                                           AS
                                                                                        HISTORICAL    ADJUSTED(2)
                                                                                       -------------  ------------
BALANCE SHEET DATA AT DECEMBER 31, 1996:
  Working capital (deficit)..........................................................  $  (1,846,523) $  4,123,477
  Total assets.......................................................................      3,885,851     7,742,851
  Total liabilities..................................................................      3,651,587     1,538,587
  Stockholders' equity...............................................................        234,264     6,204,264


------------------------

(1) Reflects retirement of approximately $2,070,000 of debt outstanding at December 31, 1996 at an offering price of $4.75 per share, which will be repaid with proceeds from the Offering. Retirement of debt is assumed to occur at the beginning of each respective period.


(2) As adjusted to reflect the sale of 1,500,000 Units offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom for repayment of $2,113,000 of debt. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


    The Company is a leading developer and marketer of contactless smart card systems ("Smart Card(s)" or "Smart Card System(s)") used primarily in electronic commerce. Generally the size of a credit card, Smart Cards are used in a number of consumer applications including (i) access to restricted areas (replacing keys and identification cards), (ii) public transportation fare collection (replacing bus tokens, taxi cab charge cards, airline or railway tickets and the like), (iii) point of sale purchases (replacing cash or credit cards at cafeterias, newsstands and related point of sale locations where speed of purchase is important), and (iv) miscellaneous small monetary transactions (replacing coins and cash at parking lots, in vending machines and public telephones, etc.). Smart Card technology is also used in industrial applications by attaching a "tag" containing the Smart Card technology to the manufactured product in order to track the product from the assembly line through quality control, warehousing, inventory control, distribution and warranty.


    The Company principally generates revenues from licensing, fee based custom product development projects and sale of its Smart Card products. In the future, the Company anticipates that a substantial portion of its revenues will be generated from custom product development projects and the sale of its Smart Card products. For instance, revenues from one licensing transaction (which involved the sale of a FRAM technology license to Racom Japan, a joint venture with Nittetsu Shoji Co., Ltd. of Japan and the subsequent sublicensing of the technology to an unrelated Japanese company) and one product development contract (which involved the development for Bull CP8, a division of Group Bull, of a Smart Card which can be used as a contacted or contactless card), represented 59.0% and 24.7%, respectively, of the Company's revenues for the year ended December 31, 1996. See "--Year Ended December 31, 1996 Compared to Year Ended December 31, 1995--Revenues" and "Business--Current Operations" for a discussion of both the licensing transaction and the product development project. If the Company is unable to continually replace larger custom product development projects as these projects are completed, its operations will be adversely affected. Custom product development projects are billed in stages based on certain agreed upon performance milestones. Accordingly, financial results for any calendar quarter may fluctuate widely depending on the stage of a custom product development project or the amount of licensing payments in a particular quarter.


    As reflected in the Company's Financial Statements, the Company has generated substantial operating losses since inception and has yet to generate sufficient revenues to fund its operations. To date, the Company has completed a series of smaller scale projects; however, the Company has not yet completed a significant number of larger projects, and as a result, it is uncertain whether the Company will be able to successfully market and sell its Smart Card products in sufficient quantities and at sufficient prices and volumes to fund its operations. During 1995 and 1996, the Company experienced significant cash flow deficits and liquidity shortages and funded its operations primarily through the sale of nonexclusive sublicenses to its technology, through proceeds from the sale of its Common Stock, through bridge loan borrowings and through borrowings from affiliates.


    During 1997, the Company anticipates that increased operating revenues will be achieved through a combination of product sales, custom product development projects and the sale of non-exclusive licenses. In addition, the Company anticipates incurring increased operating and research and development expenditures in order to further develop and market its Smart Card products.


    All of the Company's custom product development revenues for the years ended December 31, 1995 and 1994 were the result of a development contract with Nippon Steel Information and Communications Systems, Inc. All custom product development revenues for the year ended December 31, 1996 were the result of a development contract with Bull CP8, a division of Group Bull. For the years ended December 31, 1996, 1995 and 1994, two customers, three customers and three customers, respectively, accounted for 10% or more of the Company's revenues. See "Business--Marketing."


    Prospective purchasers of the Common Stock should carefully consider the following information as well as other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Business--Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.


RESULTS OF OPERATIONS

    The following table sets forth statement of operations data expressed as a percentage of revenues for the periods indicated:

                                                            YEARS ENDED DECEMBER 31,
                                               --------------------------------------------------
                                                  1996         1995         1994         1993
                                               -----------  -----------  -----------  -----------
Revenue......................................      100.0%       100.0%       100.0%       100.0%
Cost of revenues.............................       43.3%        56.3%        50.0%        22.9%
Gross margin.................................       56.7%        43.7%        50.0%        77.1%
Research and development expenses............       20.8%        91.4%       244.6%       477.4%
General and administrative expenses..........       34.4%       109.2%       350.8%       449.7%
Sales and marketing expenses.................       35.8%        61.7%       138.8%       214.6%
Equity in loss of joint venture..............        8.6%        13.9%        37.8%          --%
Amortization expense.........................        7.5%        14.7%        34.6%       106.4%
Loss from operations.........................      (50.4)%     (247.2)%     (756.6)%   (1,171.0)%
Other income (expense).......................       (3.3)%       (3.5)%     (224.9)%        8.9%
Net loss.....................................      (53.7)%     (250.7)%     (981.5)%   (1,162.1)%

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased 111.5% to $2,427,285 for the year ended December 31, 1996 from $1,147,915 for the year ended December 31, 1995. This increase reflects the initial payment and completion of one milestone under a custom product development contract totaling $600,000 and recognition of revenues on a license from Racom Japan ("RJ"), the Company's joint venture with Nittetsu Shoji Co., Ltd. ("NS"), for the manufacture and sale of FRAM based radio frequency products in Japan of $537,031. The amount received for the license was $933,968. At the time of sale, the Company owned a 50% interest in RJ and, accordingly, 50% of this amount (representing the Company's intercompany profit due to its 50% equity ownership in RJ on the date of the sublicense) was deferred and is being recognized over the life of the related technology license asset owned by RJ, which is five years, commencing on the date of sale, of which $70,047 had been recognized as of December 31, 1996. During the year ended December 31, 1996, the Company consented to RJ entering into a custom product development project with a Japanese company, pursuant to the technology license discussed above, under which the Company is entitled to 50% of all sublicense revenue earned by RJ. This sublicense resulted in the Company recognizing $893,909 in additional licensing revenues. See "Certain Transactions".

    COST OF REVENUES AND GROSS MARGIN. As a percentage of revenues, gross margin increased to 56.7% in 1996 from 43.7% in 1995. The gross margin is primarily a result of license revenues which have no associated cost of revenues. The Company has not generated high profit margins on product sales in part because of competition the Company encounters with Contacted Cards which typically are sold at a lower price than the Company's Smart Cards. The Company expects to be able to lower its prices to compete more directly in price with Contacted Card products as it builds manufacturing volumes for its Smart Cards and ferroelectric technology becomes available from additional licensed semiconductor manufacturers. Cost of revenues for 1996 also includes $521,540 of costs associated with a custom product development project.

    RESEARCH AND DEVELOPMENT EXPENSES ("R&D"). R&D decreased 51.8% to $505,266 in 1996 from $1,049,162 in 1995. R&D efforts relating to the Company's Smart Card expanded significantly in 1995 and continued through 1996. During 1996, the Company began work on a joint development project with Bull CP8. Engineering personnel resources and development costs totalling $388,158 were directly related to the project and are included in cost of revenues for 1996.


    GENERAL AND ADMINISTRATIVE EXPENSES ("G&A"). G&A decreased 33.5% to $833,879 for 1996 from $1,253,252 for 1995. For 1995, the Company incurred salary, travel and consulting expenses of approximately $465,000 including $105,848 of consolidated expenses of ISI which was sold in June 1995. In addition, the Company's legal fees decreased approximately $76,000 between the years. Finally, the Company eliminated monthly fee payments to directors in early 1995, resulting in a decrease of expenses of $12,000.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 22.7% to $869,401 in 1996 from $708,566 in 1995. This increase is due to the hiring of the Vice President of Product Development in June 1996. The Company also increased its travel spending in conjunction with sales activities by approximately $30,000 between years. Additionally, the Company paid $5,000 per month beginning in July 1995 for consulting fees related to developing its products for use in the airline industry.


    EQUITY IN LOSS OF JOINT VENTURE. The Company currently owns 40% of RJ, decreased from 50% as of March 29, 1996. RJ was formed in 1993 for the purpose of marketing, distributing and supporting the Company's Smart Card products to be sold in Japan. The Company accounts for its investment on the equity method and has recorded its share of RJ's losses in its financial statements to the extent of capital invested in RJ by the Company. The equity in the losses of RJ increased 31.3% in 1996 to $209,248 from $159,403 in 1995. In early 1996, the
Company and NS invested an additional $466,984 each in RJ. Subsequently, third parties also invested in RJ reducing the Company's ownership to 40%. During 1995, the Company's portion of the net losses in RJ exceeded the carrying value of the investment. During 1996, the Company recognized $141,953 of previously unrecognized losses from the prior year in excess of its investment through December 31, 1995. RJ's losses were primarily related to ongoing research and development activities as well as longer sales cycles and trial tests demanded by Japanese customers.

    AMORTIZATION EXPENSE. The Company's primary asset is a technology license ("Technology License") related to the design and manufacture of its Smart Card products. The Company originally purchased the technology from Ramtron pursuant to a technology license agreement (See "Certain Transactions.") for $2,000,000 in cash and 2,000,000 shares of the Company's Common Stock. The technology license was recorded at the original cash acquisition cost of $2,000,000. In 1995, the Company acquired certain additional rights with respect to the technology. The net cost of obtaining the additional rights was $400,000 and was capitalized in 1995. The asset is amortized over its estimated useful life on a straight line basis.

    OTHER INCOME (EXPENSE). During 1996, the Company incurred $64,400 in interest expense on various notes payable to Intag International Limited ("Intag") and Ramtron. The notes are due on demand and bear annual interest of 10% and prime plus 2%, respectively. The Company also recorded $28,367 in exchange rate losses due to exchange rate fluctuations at the end of the year related to the license revenue receivable due from RJ. Other income and expense in 1995 primarily included $143,645 in interest expense related to the notes payable to Intag, a $170,647 gain on the sale of Intag Systems, Inc., a wholly-owned subsidiary ("ISI") to Intag, and $70,000 in taxes withheld by Australia and Japan related to the foreign licensing revenues earned by the Company.



    NET LOSS. The Company is a C Corporation under the Internal Revenue Code and for income tax reporting purposes as of December 31, 1996, has approximately $9,600,000 of net operating loss carryforwards that expire at various dates through the year 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to the Company in any given year if certain events occur, including significant changes in ownership interests.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



    The results of operations for the year ended December 31, 1994 consolidate ISI, which was formed in October, 1994, had limited operations and generated no significant revenues from its inception until its sale to Intag in June, 1995.


    REVENUES. Revenues increased 223.7% to $1,147,915 for the year ended December 31, 1995 ("1995") from $354,586 for the year ended December 31, 1994 ("1994"). This increase reflects the completion of a development contract of $90,000, initial payments of $500,000 on the sale of a license to Rohm for the manufacture and sale of FRAM based radio frequency products in Japan only and increased sales of the Company's Smart Card products.

    COST OF REVENUES AND GROSS MARGIN. As a percentage of revenues, gross margin decreased to 43.7% in 1995 from 50.0% in 1994. During 1995, the gross margin is primarily a result of the license revenues which have no associated cost of revenues. The Company has not generated high profit margins on product sales. Additionally, the Company incurred increased manufacturing overhead as it hired the Director of Manufacturing and Quality during 1995.

    RESEARCH AND DEVELOPMENT EXPENSES ("R&D"). R&D increased 21.0% to $1,049,162 in 1995 from $867,237 in 1994. R&D efforts relating to the Company's Smart Card products significantly expanded in 1995, and efforts relating to the Company's newer Smart Card products began in 1995. Additionally, the Company incurred $182,000 in development costs related to a joint development project with a related party. See "Certain Transactions."


    GENERAL AND ADMINISTRATIVE EXPENSES ("G&A"). G&A was consistent between 1995 and 1994, with expenses of $1,253,252 and $1,244,016 in each year, respectively. Salaries and wages increased as a result of the hiring of a Chief Financial Officer in April 1994 and an Accounting Manager in July 1994. Consulting and professional fees decreased between 1995 and 1994 upon the resignation of the Company's former Chairman.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 44.0% to $708,566 in 1995 from $492,053 in 1994. The increase was attributable to the hiring of a Vice President of Sales and Marketing and a Marketing/Communications manager in late 1994. Marketing efforts were expanded through trade shows, public relations efforts, the establishment of an Internet web site and e-mail capability.


    EQUITY IN LOSS OF JOINT VENTURE. The Company's equity in the losses of RJ were consistent between 1995 and 1994 with equity in losses of RJ of $159,403 and $133,862, respectively. As of December 31, 1995, the Company's unrecognized share of RJ's losses in excess of its investment was $141,953. RJ's losses increased 125.1% as a result of operations including expanded research and development as well as sales and marketing activities. RJ began operations in 1994.

    AMORTIZATION EXPENSE. As discussed above, the Company's cash acquisition cost of the Technology License is amortized over its estimated useful life on a straight line basis.

    OTHER INCOME (EXPENSE). In 1995, other income and expense included $143,645 in interest expense related to the notes payable to Intag, $170,647 gain on the sale of ISI to Intag and $70,000 in taxes withheld by Australia and Japan related to the foreign licensing revenues earned by the Company. Other income and expense in 1994 included $108,864 in interest expense on notes payable to Intag. 1994 also included a bad debt write off of $753,317 from a note receivable from a related party. In February 1995, Concord Services, Inc. ("CSI"), a corporation owned by a significant stockholder of Ramtron, filed for protection under Chapter 11 of the United States Bankruptcy Code. Prior to the bankruptcy filing, the Company had numerous transactions with CSI, including advances to and repayments from CSI under the terms of various secured note agreements. Under United States bankruptcy laws, certain repayments received by the Company may have been deemed to be preferential transfers. If such repayments had been deemed to be preferential transfers and subject to any defenses or counterclaims of the Company, the Company could have been required to repay certain material amounts. During 1996, the Company returned the security granted under the notes in consideration for the bankruptcy court releasing the Company from any potential claims for preferential transfer.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


    The results of operations for the year ended December 31, 1994 consolidate the wholly owned subsidiary, ISI. The subsidiary was formed on October 17, 1994. The subsidiary had limited operations and generated no significant revenues from its inception until its sale to Intag on June 30, 1995.

    REVENUES. Revenues increased 207.2% to $354,586 for the year ended December 31, 1994 ("1994") from $115,412 for the year ended December 31, 1993 ("1993").
This increase reflects the initial payment on a development contract of $45,000 and the introduction to the market of the Company's second generation Smart Card products.

    COST OF REVENUES AND GROSS MARGIN. As a percentage of revenues, gross margin decreased to 50.0% in 1994 from 77.1% in 1993. The decrease is primarily due to the increased production costs of newer Smart Card products. Additionally, the Company expanded its manufacturing capabilities during 1994 by adding two manufacturing technicians and increasing the lab facilities. License revenues and custom product development projects were not material during 1994 and 1993.


    RESEARCH AND DEVELOPMENT EXPENSES ("R&D"). R&D increased 57.4% to $867,237 in 1994 from $550,988 in 1993. R&D efforts relating to the Company's Smart Card products began in 1994 and included the hiring of several engineers. The Company also incurred $256,298 for consulting and professional fees.



    GENERAL AND ADMINISTRATIVE EXPENSES ("G&A"). G&A increased 139.7% to $1,244,016 in 1994 from $519,024 in 1993. During 1994, the Company incurred approximately $640,000 in consulting, management and professional fees and hired a Chief Financial Officer and an accounting manager.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 98.7% to $492,053 in 1994 from $247,654 in 1993. The increase was partially attributable to the hiring of a Director of Sales in late 1993. The Company also hired a marketing/communications manager and two sales managers and expanded its sales and marketing efforts through trade shows, magazine articles, and the product data sheets. Travel expenses increased as a result of increased product inquiries.


    EQUITY IN LOSS OF JOINT VENTURE. The Company made its initial investment in RJ in 1993. The operations of RJ were not material until 1994, when the Company recognized its equity in the losses of RJ of $133,862.

    AMORTIZATION EXPENSE. As discussed above, the Company's cash acquisition cost of the Technology License is amortized over its estimated useful life on a straight line basis.


    OTHER INCOME (EXPENSE). Other income and expense in 1994 primarily included the bad debt write off of $753,317 described above and $108,864 in interest expense on notes payable to Intag. In 1993, the other income and expense included $8,768 in interest expense related to the notes payable to Intag, and $19,117 in interest income on notes receivable and other income.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary need for capital has been to finance expansion of research and development of new Smart Card products, sales and marketing of its products and operations. Annual product revenues growth has been limited due to limited financial resources and an inability to expand receivables, build inventory and effectively sell and market Smart Card products. The following table sets forth for the periods presented certain items from the Statement of Cash Flows of the Company.

                                                                         YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                             1996          1995           1994           1993
                                                         ------------  -------------  -------------  -------------
Net Cash used in Operating Activities..................  $   (736,852) $  (2,089,990) $  (2,410,354) $  (1,161,243)
Net Cash used in Investing Activities..................      (491,959)       (25,410)    (1,779,133)      (130,197)
Net Cash provided by Financing Activities..............     1,030,578      2,399,160      4,358,089      1,222,531


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    OPERATING ACTIVITIES. Net cash used in operations decreased to $736,852 in 1996 from $2,089,990 in 1995. This is a result of the improved operating results (see "Results of Operations") in addition to the funding of approximately $279,561 of the Company's FRAM chip purchases by Ramtron.

    INVESTING ACTIVITIES. Net cash used in investing activities increased to $491,959 in 1996 from $25,410 in 1995. During 1996, the Company invested an additional $466,984 in RJ and $25,572 in fixed assets. In 1995, the Company increased its investment in the Ramtron technology license by $400,000, purchased $63,440 in fixed assets, and received $237,116 from a related party on repayments of notes receivable. The Company also received $200,000 from Intag for a technology sublicense.

    FINANCING ACTIVITIES. Net cash provided by financing activities decreased to $1,030,578 in 1996 from $2,399,160 in 1995. During 1996, the Company borrowed $90,000 and $170,000 (net of repayments) from Ramtron and Intag, respectively. Additionally, in December 1996, the Company completed the borrowing of an aggregate of $1,040,000 from a group of lenders (the "Bridge Loan(s)") evidenced by promissory notes bearing interest at 2% over the prime interest rate and due the earlier of December 1997 or the closing date of the Offering. As additional consideration for the Bridge Loans, the Company issued one Bridge Warrant for each $4.00 loaned to the Company or a total of 260,000 Bridge Warrants. Each Bridge Warrant entitles the holder to purchase one share of Common Stock at $5.94 per share for a period of two years from the date hereof. The Bridge Warrants and the Common Stock underlying the Bridge Warrants are being registered by this Prospectus. The Company incurred $106,587 and $161,948 in 1996 for debt issuance costs related to the Bridge Loan financing and costs related to the Offering, respectively. During 1995, the Company sold 500,000 shares of its Common Stock at $3.00 per share. Also, the Company borrowed $900,000 (net of repayments) from Intag on short term convertible notes bearing interest at 10% during 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


    OPERATING ACTIVITIES. Net cash used in operations decreased to $2,089,990 for the year ended December 31, 1995 ("1995") from $2,410,354 for the year ended December 31, 1994 ("1994"). The decrease is consistent with the improved operating results (see "Results of Operations"). Similar to 1996, Ramtron funded the Company's FRAM chip purchases during 1995, increasing related party payables by $193,253.

    INVESTING ACTIVITIES. Net cash used in investing activities decreased to $25,410 in 1995 from $1,779,133 in 1994. In 1995, the Company increased its investment in the Ramtron technology license $400,000, purchased $63,440 in fixed assets, received $200,000 from Intag on sublicense revenues and received $237,116 on repayments of notes receivable. In 1994, the Company increased its investment in RJ by $153,000, purchased fixed assets related to its facilities expansion of $236,225, made a deposit of $400,000 with Intag on a technology license and loaned $990,433 (net of repayments) to a related party.

    FINANCING ACTIVITIES. Net cash provided by financing activities decreased to $2,399,160 in 1995 from $4,358,089 in 1994. During 1995, the Company sold
500,000 shares of its Common Stock at $3.00 per share. Also, the Company borrowed $900,000 (net of repayments) from Intag on short term convertible notes bearing interest at 10%. During 1994, the Company completed a private placement of 970,000 shares of its Common Stock at $2.50 per share, for net proceeds of $2,154,118, borrowed $1,203,971 (net of repayments) from Intag and received $1,000,000 on a deposit for a technology license from Intag.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


    OPERATING ACTIVITIES. Net cash used in operations increased to $2,410,354 for the year ended December 31, 1994 ("1994") from $1,161,243 for the year ended December 31, 1993 ("1993") The increase is consistent with increased operations in terms of labor costs, consulting and professional fees, production and marketing of the Company's Smart Card products.


    INVESTING ACTIVITIES. Net cash used in investing activities increased to $1,779,133 in 1994 from $130,197 in 1993. In 1994, the Company increased its investment in RJ in Japan by $153,000, purchased fixed assets related to its facilities expansion of $236,225, made a deposit of $400,000 with Intag on a technology license and loaned $990,433 (net of repayments) to a related party. In 1993, the Company made its initial investment in RJ in Japan of $140,265, purchased fixed assets totaling $43,959 and received $54,027 on loans made to a related party.


    FINANCING ACTIVITIES. Net cash provided by financing activities increased to $4,358,089 in 1994 from $1,222,531 in 1993. During 1994, the Company successfully completed a private placement of 970,000 shares of its Common Stock at $2.50 per share, for net proceeds of $2,154,118, borrowed $1,203,971 (net of repayments) from Intag and received $1,000,000 on a deposit for a technology license from Intag. In 1993, the Company borrowed $497,531 from Intag and received $725,000 on the sales of its Common Stock.

    The Company currently has minimal capital expenditure requirements. Management plans to continue to outsource substantially all of its manufacturing operations for the foreseeable future. Management believes that the Company's cash reserves and the net proceeds of the Offering are sufficient to fund its cash requirements for the next 12 months. If and only if such funds are insufficient to satisfy the Company's needs will the Company seek to offer additional equity or debt securities or obtain new credit facilities. The Company has no current intention to seek any such financings. The sale of additional equity securities will result in dilution to the Company's stockholders and the sale of debt securities will involve ongoing interest expense and the risk of loss of assets if such debt is not repaid.

                                    BUSINESS

CURRENT OPERATIONS


    The Company is a leading developer and marketer of contactless smart card systems ("Smart Card(s)" or "Smart Card System(s)") used primarily in electronic commerce. Generally the size of a credit card, Smart Cards are used in a number of consumer applications including (i) access to restricted areas (replacing keys and identification cards), (ii) public transportation fare collection (replacing bus tokens, taxi cab charge cards, airline or railway tickets), (iii) point of sale purchases (replacing cash or supplementing credit cards at cafeterias, newsstands and related point of sale locations where speed of purchase is important), and (iv) miscellaneous small monetary transactions (replacing coins and cash at parking lots, in vending machines and public telephones and the like). Smart Card technology is also used in industrial applications such as attaching a "tag" containing the Smart Card technology to a manufactured product in order to track the product from the assembly line through quality control, warehousing, inventory control, distribution and warranty.



    The Company's Smart Cards are "contactless" and therefore do not require the use of a magnetic stripe or insertion in a terminal as is required by contacted cards ("Contacted Card(s)"). Instead, the Company's Smart Card System involves direct wireless radio frequency communication between a ferroelectric random access memory ("FRAM") chip in the Smart Card and a terminal. The Company's FRAM chip does not require battery power and allows for processing the Smart Card transaction in a fraction of a second by waving the Smart Card near the terminal. Moreover, the Smart Card does not require insertion in the terminal or the use of a keypad and therefore may be used by all members of the population regardless of age or physical health and in both indoor and outdoor locations.


    For consumers and goods and services providers, the Company's Smart Cards offer the convenience and accuracy of high speed transaction processing without the requirement of carrying cash, checks or credit cards, thereby reducing the threat of theft, inventory shrinkage, and payment fraud resulting from the handling of cash or the counterfeiting of cash or credit cards. Goods and services providers do not have to risk loss resulting from (i) accepting cash or checks which may be subsequently stolen from them after payment by consumers or
(ii) accepting credit cards which may have been stolen prior to such payment. Consumer loss is limited because the Smart Card is programmed to be used to purchase only specific goods or services which is not as attractive to a thief when compared to the broader illegal uses for stolen cash, checks or credit cards. The Smart Card is designed to complement credit cards rather than replace them in that Smart Card applications involve the storage and handling of substantially more data than credit cards and can therefore be used for other applications (rather than just purchase and sale transactions) such as electronic purses, identification of the user and other portable data functions.

    The Company sells its Smart Card Systems through its own direct sales force, through a combination of joint ventures and strategic alliances and through selective licensing and distributorship arrangements and agreements with independent sales representatives in foreign countries. Since 1993, the Company has designed Smart Card Systems for over 100 customers in cities throughout the world including Singapore, Macau, Hong Kong, Tokyo, Manchester, Paris, Milan, Los Angeles, Chicago and Denver. Examples of the

Company's Smart Card projects (the first three of which are discussed below as representative of the Company's projects) include the following:

USER (LOCATION)                                                         DESCRIPTION OF INSTALLATION
--------------------------------------------------------  --------------------------------------------------------
Chep Lap Kok International Airport--(Hong Kong)           access control, point of sale and payroll

City of Lompoc and Ventura County, California-- (United
  States)                                                 automatic fare collection

Lubbock International Airport--(United States)            parking facility fee collection

Chicago Transit Authority--(United States)                automatic fare collection

Yamatake Honeywell Limited--(Japan)                       factory automation

City of Winston-Salem Transit Authority--(United States)  automatic fare collection

LWD, Inc.--(United States)                                hazardous waste tracking

Microlise Engineering Limited--(United Kingdom)           access control

Boreal Ridge Corp.--(United States)                       maintenance tracking

Nittetsu Shoji Co., Ltd.--(Japan)                         point of sale/cafeteria and access control

ST Electronic & Engineering Limited-- (Singapore)         access control

UVM s.r.l. Ufficio Vendita Macchine--(Italy)              point of sale

Transmac Transportes Urbanos DeMacau, S.A.R.L.--(Macau)   automatic fare collection

    The Company implemented a Smart Card System at the Chep Lap Kok International Airport under construction in Hong Kong which accepts Smart Cards as a form of access by employees onto the airport site and is the only form of payment accepted at airport cafeterias, in vending machines, and at other employee facilities. The Smart Cards may be used to charge expenses to the employee's employer and offer an additional purse for the employee's own purchases.

    A Smart Card System installed by the Company in the City of Lompoc and in Ventura County, California collects bus fares using a Smart Card. Passengers purchase Smart Cards loaded with bus fares and wave the Smart Card near a terminal as they board the bus. The Company has been advised that bus dwell time has been reduced and passenger boarding has become more efficient.

    A parking facility payment system developed by the Company at Lubbock International Airport uses Smart Cards for access into parking areas and for fee collection. The Smart Card System allows parkers to enter the facility by presenting the Smart Card at the gate. When leaving, the customer again presents the Smart Card, which is debited for the parking fees. The Company has been advised that the Smart Card System has lowered overhead costs and decreased waiting times at the parking gates.

    In April 1996, the Company began customer testing a new Smart Card, designed to be used for both contacted and contactless applications. The Company believes the new Smart Card will be of interest to Smart Card System providers who wish to install contactless systems without substantially modifying their Contacted Card applications software or eliminating expensive Contacted Card terminals and related hardware.

SMART CARD INDUSTRY OVERVIEW


    Smart card products, including the Company's Smart Card (collectively referred to as "generic smart cards"), are credit card size pieces of plastic containing an integrated circuit chip ("chip") which can process and store information. Today's generic smart cards typically have the processing power of an early 1980's vintage personal computer, minus a keyboard, display and power supply. Because generic smart cards are really portable computers, they can be programmed to perform virtually any function which can be implemented by software. Generic smart cards benefit directly from ongoing advances in semiconductor technology making available continuously increasing performance and features at declining cost.


    There are two basic types of generic smart cards, memory cards and microprocessor cards, each of which can interface between the generic smart card and a terminal on a contacted or contactless basis. Memory cards are typically used to store and retrieve information only and do not have the capability of performing complex processing of information. Microprocessor cards are true "smart" cards in that they contain a central processing unit within a chip which can perform a number of functions, including complex arithmetic operations required for security. In excess of 90% of all generic smart cards sold in 1995 were memory cards with contacted interfaces requiring alignment and insertion of the generic smart card into a terminal to complete an electrical circuit with the metal contacts on the surface of the card. While contacted generic smart cards have found broad use in high volume, cost sensitive applications such as pay phones, systems using contacted generic smart cards are expensive to maintain, less reliable and are too slow for applications such as transportation. To address the perceived shortcomings of the contacted generic smart card, a contactless generic smart card was first developed and introduced in the early 1990's.

    According to the U.S. Federal Reserve, 68% of the approximately 360 billion financial transactions completed in 1995 were for transactions of less than $2.00 each. Electronic commerce using electronic funds transfer, magnetic stripe cards and generic smart cards accounted for less than ten percent of all such transactions with an annual growth rate of seventeen percent versus one percent growth for transactions using cash, coin and checks. The Company believes that the evolution of personal computers, the Internet and generic smart cards represent technologies which will contribute to the growth of electronic commerce in the future.

    By the year 2000, over four billion generic smart cards are expected to be in circulation worldwide, up from approximately 500 million in 1996. In the United States an estimated 25 percent of households are expected to be using generic smart cards to access information from computers or television sets, to communicate by cell phones, to access healthcare and to make electronic payments. Generic smart card based phone cards are now used in over 60 countries accounting for the issuance of over 200 million such cards per year.

    According to the SMART CARD GROWTH FORECAST, by the year 2000, generic smart cards used in transportation are expected to increase from 2 million to 150 million and identity/access generic smart cards are expected to increase from 3 million to 300 million.

STRATEGY

    The Company's business strategy is to:

    CONTINUE TO DEVELOP NEW SMART CARD SYSTEMS. The Company believes it was the first to introduce contactless Smart Cards using FRAM technology and batteryless powered radio frequency communication. The Company intends to continue to design and develop Smart Card Systems in order to maintain what it believes to be its leadership in Smart Card technology. The Company's research and development efforts will focus on developing new Smart Card products for automating financial transactions and further enhancing Smart Card performance, reliability and cost effectiveness.

    EXPAND THE COMPANY'S SMART CARD SYSTEMS APPLICATIONS. The Company will seek to expand the applications for its existing Smart Card products and to develop new Smart Card products. Emphasis will be placed on developing Smart Card products outside the fare collection and access control industries, including new point of sale Smart Card products as well as expanded industrial applications.

    GROW REVENUES THROUGH STRATEGIC ALLIANCES, JOINT VENTURES AND SELECTIVE LICENSING. The Company will continue to pursue strategic alliances, joint ventures and licensing agreements with firms such as Nippon Steel Information and Communication Systems, Inc., Perot Systems Corporation, General Signal, Inc. and Rohm Co., Ltd. in order to gain access to new markets. The Company will also continue to license its technology in order to generate revenue from operations, develop royalty income and gain access to the manufacturing facilities and complimentary technologies of its licensees.

    EMPHASIZE MARKETING OF THE COMPANY'S SMART CARD PRODUCTS IN NORTH
AMERICA. Although the Smart Card market, as well as the Company's own marketing efforts, has generally been focused on Europe and Asia, the Company will seek to participate in new Smart Card projects being developed in such North American cities as Los Angeles, San Francisco and Seattle. In order to enhance the Company's efforts in the North American market, the Company recently reorganized its North American sales activities along industry market segments including (i) transportation, (ii) automation and control in industrial applications, and
(iii) point of sale for entertainment and leisure.

    CONTINUE TO OUTSOURCE MANUFACTURING TO CONTROL FIXED COSTS. Since inception, the Company has subcontracted substantially all of its manufacturing operations. The Company will continue to contract with third parties to manufacture the Company's Smart Card products in order to avoid capital intensive investments and to focus the Company's limited resources on new product applications and software development.

COMPETITION

    The market for Smart Card products is new, intensely competitive, quickly evolving and subject to rapid technological change. Competitors may develop superior products or products of similar quality for sale at lower prices. Moreover, there can be no assurance that the Company's Smart Card will not be rendered obsolete by changing technology or new industry standards. The Company expects competition to persist and increase in the future. The Company's current and potential competitors are primarily subsidiaries of multinational companies with established Contacted Card and contactless Smart Card businesses who have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. This intense level of competition could materially adversely affect the Company's future business, operating results and financial condition.

    Competitive factors in the industry include transaction speed, the extent and flexibility of Smart Card memory, reliability, transaction accuracy and cost, all of which are discussed below. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition. Many of the Company's competitors have the financial resources necessary to enable them to withstand substantial price and product competition, which are expected to increase, and to implement extensive advertising and promotional programs, both generally and in response to efforts by other competitors to enter into existing markets or introduce new products. The industry is also characterized by frequent introductions of new products. The Company's ability to compete successfully will be largely dependent on its ability to anticipate and respond to various competitive factors affecting the Smart Card industry, including new products which may be introduced, changes in customer preferences, demographic trends, pricing strategies by competitors and consolidation in the industry where smaller companies with leading edge technologies may be acquired by larger multinational companies.

    Contacted Cards represent the Company's primary competition in electronic commerce applications. Contacted Card competitors include such multinational firms as Gemplus, Schlumberger and Group Bull.

The Company believes that it is able to compete favorably against Contacted Cards because the Company's contactless Smart Cards (i) operate at higher speeds, (ii) do not require the time and effort involved in inserting the Smart Card in a terminal or removing the Smart Card from a wallet or purse, (iii) use reliable solid state electronics with no moving parts, exposed contact points or magnetic stripes which can be erased by a magnetic field, and (iv) are lower in cost over the product life.

    The Company also competes against contactless Smart Cards designed by Philips GmbH, Sony Corporation, Gemplus and Micron Communications, Inc., which use contactless technologies other than the Company's FRAM technology. The Company believes that its Smart Cards compete favorably against these other contactless technologies because the Company's contactless Smart Cards operate at higher speeds and do not require batteries for power.

    The Company's Smart Cards are priced at parity with competitors' contactless Smart Card products but sell at a premium to Contacted Cards. The Company expects, but cannot assure, that its Smart Card manufacturing costs will diminish as anticipated volumes increase and as other semiconductor manufacturers begin to offer FRAM chips for use in the Company's Smart Cards.

    Recently, Matsushita Electronics Corporation ("Matsushita"), a multinational semiconductor manufacturer, announced it intends to market a ferroelectric chip-based Smart Card which will also communicate by radio frequency. The Company believes that Matsushita's initial Smart Cards will offer smaller memories than those of the Company, but there can be no assurance that the introduction of these competitive Smart Cards (anticipated in Spring 1997) will not materially adversely affect the Company's operations.

MARKETING

    The Company sells its Smart Card Systems through its direct sales force based at its corporate headquarters in Greenwood Village, Colorado, through a combination of joint ventures and strategic alliances and through selective licensing and distributorship arrangements and agreements with independent sales representatives in foreign countries.

    In North America, the Company's direct sales force is organized by market segment with primary emphasis on the transportation industry and to a lesser extent industrial applications, health care and entertainment and leisure. At December 31, 1996, the Company's direct sales force included nine full-time employees.

    Examples of the Company's joint ventures and strategic alliances include (i) the Company's arrangement with Perot Systems Corporation and the GFI-GENFARE unit of General Signal, Inc. to develop automatic fare collection systems and services for public transportation projects in North America which combine the subsystems of each company, and (ii) a joint product development agreement with Rohm Co., Ltd. ("Rohm") to design custom FRAM based Smart Card products solely in Japan.

    In Japan, the Company has formed Racom Japan, Inc. ("RJ"), a joint venture based in Tokyo, with Nittetsu Shoji Co., Ltd. ("NS"), a subsidiary of Nippon Steel Information and Communication Systems, Inc., to market and sell the Company's Smart Card Systems in Japan. RJ is 40% owned by the Company and acts as the exclusive distributor in Japan of certain of the Company's Smart Card products.

    In France, the Company has entered into a non-exclusive distribution agreement with Bull CP8, a division of Group Bull. Bull CP8 distributes the Company's Smart Card products worldwide, with emphasis on the European market.

    In Canada, Mexico, Germany, Italy, the Netherlands, the United Kingdom and South America, the Company uses commissioned independent sales representatives.

    The Company also markets its Smart Card Systems through participation in trade shows, publication of trade articles, participation in industry forums and technological standard-setting organizations, and through distribution of sales literature. The Company encourages customer referrals and has used certain customer Smart Card installations as demonstration sites for its Smart Card products. The Company has also established an Internet web site and e-mail capabilities.


    Two customers (Racom Japan and Transmac) accounted for 10% or more of the Company's net product sales for year ended December 31, 1996; three customers (Bull CP8, Impulse Enterprises, Inc. and Echelon Industries, Inc.) accounted for 10% or more of such product sales for the year ended December 31, 1995; and three customers (Intag International, Inc., Deutsche Aerospace AG and Nittetsu Shoji Co., Ltd.) accounted for 10% or more of such product sales for the year ended December 31, 1994.

    The selling process for the Company's Smart Card Systems often involves a team comprised of individuals from the Company's sales, marketing, engineering and operations departments as well as senior management. Teams frequently engage in combined sales efforts directed toward a variety of customers such as systems integrators, financial services providers and end users. The selling period often exceeds a year because some customers require Smart Card Systems to be tested against various performance standards and competitive products. The Company is also frequently required to complete field trials of its Smart Card Systems as a pre-condition to purchase.

MANUFACTURING AND ASSEMBLY

    The Company's manufacturing and assembly operations consist primarily of final assembly, test, burn-in and quality control of Smart Card terminals as well as programming, testing and quality control of the Smart Cards themselves (and tags in the case of industrial applications). The Company subcontracts assembly of Smart Cards, terminals and card lamination to multiple United States, Japanese, and Asian based companies who specialize in this kind of contract work. Should production volumes increase, the Company intends to consolidate its outside contract manufacturing in order to gain greater economies of scale and to better control product quality. The Company's current capacity through its contract manufacturers is approximately 25,000 Smart Cards/tags and 200 terminals per month. The Company also operates its own prototype Smart Card manufacturing facility to support new product introductions and lower volume customer requirements.


    The Company purchases a wide variety of electrical and mechanical components as well as sub-assemblies for integration into the Company's Smart Card Systems. With two notable exceptions, most materials are available from several supply sources. The FRAM chips used in the Company's Smart Cards and tags are currently supplied by two sources, Ramtron located in Colorado Springs, Colorado, and Rohm located in Kyoto, Japan. Ramtron and Rohm own 41.6% and 4.3%, respectively, of the Company's Common Stock. By 1998, the Company expects that two additional semiconductor manufacturers will be available to supply the Company's FRAM chips. The Company is dependent on maintaining at least one reliable source of supply for its FRAM chips and its business would be materially adversely affected if no such source were available. Currently, all of the Company's terminals include a component manufactured by only one United States company. If necessary, the Company could redesign its terminals to use a similar component available from other semiconductor manufacturers, although such a redesign would be time-consuming and expensive and would adversely affect the Company's operations.


PATENTS AND TRADE SECRETS

    The Company relies on its own patents, trade secrets and copyrights as well as the patents, trade secrets and copyrights of its licensors to protect its Smart Card technology. Due to rapid changes in the generic smart card industry, the Company believes that development of trade secrets and unpatented proprietary knowledge in connection with new products and technologies are generally as important as patent and copyright protection in establishing and maintaining a competitive advantage. Nevertheless, the Company has obtained patents and copyrights on certain of its Smart Card technologies and will continue to aggressively pursue patents and copyrights when available. To date, the Company has been awarded six United States patents and is pursuing additional patents, both in the U.S. and in certain foreign countries.


    There can be no assurance that any of the Company's future patent applications will be granted, that any current or future patent or patent application will provide significant protection for the Company's products or technology, be of commercial benefit to the Company, or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurance that foreign patent, trade secret or copyright laws will protect the Company's technologies or that the Company will not be vulnerable to competitors who attempt to copy or use the Company's Smart Card products or processes.


    The Company has a license with certain exclusive rights, including the right to grant a limited number of sublicenses, to use Ramtron's FRAM chip technology, patents and improvements specifically for the development, manufacture and sale of radio frequency identification devices, including the Company's contactless Smart Cards. The exclusive provisions of the Company's license with Ramtron become non-exclusive on January 1, 2006. The Company may in the future agree with Ramtron to further amend the Technology License, although there are no such agreements currently.


REGULATION

    The Company's Smart Card products use radio frequency communications and other technologies which make them subject to regulation by the Federal Communications Commission ("FCC") in the United States and to export licensing by the United States Government when sold internationally. Smart Card products are subject to similar regulation by some foreign governments for use within their countries. All of the Company's products currently comply with FCC regulations, similar regulations of the foreign countries in which the Company sells its products and United States export license requirements. Future compliance with FCC regulations, similar regulations in foreign countries and United States export license requirements may be costly and time-consuming. Moreover, a failure to comply with such regulations and requirements could result in the Company being denied the right to sell its Smart Card products in the jurisdiction of non-compliance.

    Market needs and competitive pressures will require that the Company's products contain certain regulated cryptographic algorithms in order to protect information and cash substitutes stored in the Smart Cards. Export, import and usage of such cryptographic algorithms is covered by a large and rapidly changing body of regulations in the United States.

    Contactless Smart Cards and terminal devices produced by the Company emit radio frequency energy in order to function. Such emissions are governed by federal and other regulations in most countries including the United States. The Company's products currently comply with United States regulations. While similar regulations exist in most countries where sales of the Company's products are anticipated, regulations can vary significantly from country to country and can change frequently. Approvals can only be obtained after product development is complete and therefore variations with United States regulations or significant changes in each country's regulations could hinder product sales to that country and thereby adversely affect the Company's business and operating results.

    Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases which may be used in the Company's present or future assembly processes. Moreover, changes in such environmental rules and regulations may require the Company to invest in capital equipment and implement compliance programs in the future. Any failure by the Company to comply with environmental rules and regulations, including the discharge of hazardous substances, could subject it to serious liabilities and could materially adversely affect its operations.

PROPERTIES

    The Company's headquarters are located in an 8,900 square foot leased facility in Greenwood Village, Colorado, a suburb of Denver, Colorado. The current lease (with a nonaffiliated landlord) requires a base monthly rental of $8,419 and expires in November 1998. The Company has the right to renew the lease for an additional three years at then-current rental market rates on 180 days prior written notice to the landlord. The Company has no rights of first refusal or purchase options under the lease. The base rental may be increased during the term of the lease to reflect the Company's share of any increases in specified operating expenses for the facility, such as real estate taxes, insurance, utilities and the like. The Company believes its existing facility is adequate for its current needs and that suitable additional or substitute space will be available as needed on commercially reasonable terms.

EMPLOYEES


    The Company employs an aggregate of 26 employees, including its five salaried executive officers, and believes its relations with its employees are satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers are as follows.

                                                                                                          OFFICER/DIRECTOR
NAME                           AGE                                  POSITION                                    SINCE
-------------------------      ---      ----------------------------------------------------------------  -----------------
Charles A. Fear(1)                 43   Chairman of the Board of Directors                                         1995
Richard L. Horton                  51   Chief Executive Officer, President, Chief Financial Officer and            1992
                                          Director

Mark R. Davison                    51   Director                                                                   1995

L. David Sikes                     56   Director                                                                   1995

George J. Stathakis(1)             65   Director                                                                   1995

Charles R. Broshous                56   Vice President of Transportation                                           1996

Michael M. Malmer                  56   Vice President of Engineering                                              1992

William H. Jacobs                  40   Vice President of Business Development                                     1996

Douglas J. Sheldon                 37   Vice President of Operations                                               1996

------------------------

(1) Members of the Compensation Committee

    Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the bylaws of the Company.

    The Company's Compensation Committee administers the Company's 1993 Employee Stock Option Plan and makes recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees. The Compensation Committee is comprised of at least two independent directors.

    Upon the closing of the Offering, the Company will establish an Audit Committee composed of at least two independent directors. The Audit Committee will review the engagement and independence of the Company's independent accountants, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls.

    The Company has agreed with the Representative that, for a period of 24 months from the date of closing of the Offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expense incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.

    The principal occupation of each director and executive officer of the Company, for at least the past five years, is as follows:


    CHARLES A. FEAR was appointed Chairman of Intag International Limited ("Intag"), a publicly-held Australian developer and marketer of data capture technologies, in April 1995. Intag was a promoter and founder of the Company, is currently one of its principal stockholders and also holds an exclusive license from the Company to use the Company's FRAM technology in connection with certain airline, postal and courier applications. Since 1992, Mr. Fear has been an Executive Director of Poynton Corporate Limited, the corporate advisory arm of Hartley Poynton Limited, a regional Australian stockbroker, of which he is also a shareholder. He is a director of Intag Systems Pty Limited and Intag Microelectronics Pty Limited. Mr. Fear is a Fellow of the Institute of Chartered Accountants and a Fellow of the Australian Institute of

Company Directors. From 1985 to 1992 he was a partner of KPMG Peat Marwick ("KPMG"), where he provided corporate advisory services for KPMG clients involving business valuations, mergers, acquisitions, corporate reconstructions and capital raisings.



    RICHARD L. HORTON joined the Company as President in June 1992 and has acted as its Chief Executive Officer since May 1995 and its Chief Financial Officer since January 1996. From 1988 to June 1992, he was President of Ramtron International Corporation ("Ramtron"), a publicly-held specialty semiconductor manufacturer. Ramtron was a promoter and founder of the Company and is currently a principal stockholder and licensor to the Company of the FRAM technology upon which the Company's Smart Card products are based. From 1981 to 1987, Mr. Horton founded two start-up ventures in the computer systems and semiconductor industries, which were subsequently acquired by other firms. From 1985 to 1987, Mr. Horton also acted as the Director of the digital products division for Honeywell, Inc. Mr. Horton served in the United States Navy from 1962 to 1966 and earned B.S.E.E. and M.B.A. degrees from Southern Methodist University and Pepperdine University, respectively.



    MARK R. DAVISON was a partner with the law firm of Freehill Hollingdale & Page from 1978 to 1984, a Director of Rothschild Australia Limited from 1984 to 1985 and a founding Director of Gresham Partners Limited from 1985 to 1991. He has been a director of Intag since July 1992. In December 1991 Mr. Davison founded the AusAsean Group, which provides investment banking, development and venture capital funds management. Mr. Davison is also a director of BRL Hardy Limited, Tasmanian Univalve Pty Limited and other Australian public and private companies. Mr. Davison is an investment banker and has been a solicitor of the Supreme Court of New South Wales. He holds a degree in Arts (1971) and Law
(1973) from the Australian National University, a Masters of Laws from the University of London (1976) and has completed the Advanced Management Programme at Harvard School of Business Administration (1983).



    L. DAVID SIKES became Chairman of the Board and Chief Executive Officer of Ramtron in April 1995 and has been a director of Ramtron since September 1992. Prior to becoming Chairman of the Board and Chief Executive Officer of Ramtron, he was its President and Chief Operating Officer from July 1992 until January 1995, at which time he left Ramtron and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as Chairman, President and Chief Executive Officer from January 1995 until April 1995. Mr. Sikes was President and Chief Executive Officer of ASM America, Inc. ("ASM America"), a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM, Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of the Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes received his Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.


    GEORGE J. STATHAKIS has been a director of Ramtron since March 1990. Mr. Stathakis also served as Chairman of the Board and Chief Executive Officer of Ramtron from March 1990 until June 1994 and, in an interim capacity, from February 1995 until April 1995. Since 1991, he has acted as a consultant to Calpine Corporation, a publicly-held independent power company. From 1986 until 1989, Mr. Stathakis served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Mr. Stathakis retired from General Electric Corporation ("GE") after 32 years in management and executive positions. In 1971, he was appointed Vice President of GE and General Manager of the Nuclear Energy Division. His responsibilities included technology research and development, engineering design, manufacturing, construction and marketing, as well as strategic business planning and investments for an organization of approximately 10,000 people. In 1977, he was appointed General Manager of GE's International Trading Operations, an organization of approximately 35,000 people. Mr. Stathakis founded the General Electric Trading Company in 1982 and was appointed its first President and Chief Executive Officer. The General Electric Trading Company was instrumental in developing export opportunities for countertrade and barter. Mr. Stathakis graduated from the University of California at Berkeley with Bachelor of Science and Master of Science degrees in engineering. In 1985, Mr. Stathakis was appointed by President Reagan as a member of the President's Export Council, and he served on such Council until 1987.


    CHARLES R. BROSHOUS, the Company's Vice President for Transportation, is responsible for managing the Company's transportation-related Smart Card business, including its automated fare collection (AFC) systems for public transit. From August 1993 until he joined the Company in January 1996, Mr. Broshous served as the first President of the MTA Card Company, a fare collection subsidiary of the New York Metropolitan Transportation Authority ("Authority"). From 1982 to August 1993, Mr. Broshous served the Authority in a variety of capacities, completing service as its Senior Vice President for Operations Support. In this capacity, Mr. Broshous managed the logistics portfolio of the Authority, overseeing among other functions a $2 billion per year fare collection operation which covered approximately 60% of the Authority's operating expenses. During his tenure, he converted the Authority from its historic reliance on tokens to a new, all-electronic AFC system. Mr. Broshous is a West Point graduate and U.S. Army veteran who holds Masters degrees in civil engineering and in economics from Princeton University.



    MICHAEL L. MALMER is the Company's Vice President of Engineering and is responsible for the engineering development of the Company's Smart Card products. Prior to joining the Company in February 1992, he was Engineering Vice President of Destron/IDI, an early participant in radio frequency identification technologies, from July 1986 to October 1991. In 1980, he was a founder of Prolink Corporation and acted as its Vice President from 1980 to 1984. Mr. Malmer held engineering positions at Unisys and Boeing from 1961 to 1973. He holds a B.S.E.E. degree from Case Institute of Technology and engaged in computer engineering masters degree work at the University of Michigan (Ann Arbor) and other universities.



    WILLIAM H. JACOBS is the Company's Vice President of Business Development and is responsible for the development and marketing of new Smart Card products. From March 1990 until he joined the Company in June 1996, he was Director of Product Marketing for Netwise, Inc. Mr. Jacobs marketed the Netwise, Inc. line of network software integration tools to support personal computers, UNIX systems and IBM mainframes systems until the line was sold to Microsoft in November of 1995. Prior to his employment with Netwise, Inc., Mr. Jacobs managed computer operating system product lines for 11 years as an employee of Apple Computer, Inc. and Hewlett Packard Co. He holds a B.S.E.E. degree from the University of Missouri.



    DOUGLAS J. SHELDON is the Company's Vice President of Operations. Prior to joining the Company in August 1995, he had over 14 years experience in the semiconductor manufacturing industry. From 1994 to 1995, he led the manufacturing engineering activities of a family of advanced nonvolatile memory products for Atmel Corporation and from 1988 to 1994 he was the Manager of Reliability and Quality Assurance for Ramtron. Mr. Sheldon has a Bachelors and Masters degree in Physics from University of Colorado and University of Oregon, respectively, and is completing a Doctorate degree in Systems Management.

                             EXECUTIVE COMPENSATION

    The following table discloses certain compensation paid to the Company's executive officers for the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION(1)
                                                         -----------------------------------------------------------------
                                                                                               (E)             (F)
                          (A)                               (B)        (C)         (D)        STOCK       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                YEAR     SALARY($)   BONUS($)     OPTIONS     COMPENSATION($)
-------------------------------------------------------  ---------  ---------  -----------  ---------  -------------------
Richard L. Horton, President...........................       1996    179,122           0           0               0
                                                              1995    158,244           0           0               0
                                                              1994    158,244           0           0               0

Michael M. Malmer, Vice President of Engineering.......       1996    107,850           0           0               0
                                                              1995    104,200           0           0               0
                                                              1994    102,200           0           0               0
John Shoemaker, Vice President of Sales and
  Marketing............................................       1996    139,977      25,000           0               0
                                                              1995    104,958           0     150,000               0
                                                              1994          0           0           0               0

------------------------

(1) The Company has not paid or granted any long-term compensation awards or payouts.

    The Company's independent directors do not receive compensation for attending Board meetings but are reimbursed for out-of-pocket expenses incurred in connection therewith.

1993 EMPLOYEE STOCK OPTION PLAN


    In May 1993, the Company's stockholders adopted the Company's 1993 Employee Stock Option Plan (the "Plan"), which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options are issuable to any officer, director, key employee or consultant of the Company. The Plan also allows for the granting of limited stock appreciation rights upon a change of control as defined in the Plan.


    The Company has reserved 1,700,000 shares of Common Stock for issuance under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors, which, subject to approval by the Board of Directors, determines which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of Common Stock that may be purchased under each stock option and the stock option price.

    The per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the Common Stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the Common Stock subject to the stock option on the date of grant.

    No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Stock options may be exercised only if the stock option holder remains continuously associated with the Company from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan cannot be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding.


    As of the date of this Prospectus, 1,559,000 stock options have been granted under the Plan, including an aggregate of 1,090,000 stock options granted to officers and directors of the Company at exercise prices ranging from $1.00 to $2.50 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the ownership of the Company's Common Stock as of the date of the Prospectus, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and
(iii) all directors and officers of the Company as a group. The stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock.

                                                                              NUMBER OF    PERCENTAGE OF CLASS(1)
                                                                               SHARES     ------------------------
                                                                             BENEFICIALLY  PRIOR TO       AFTER
NAME AND ADDRESS                                                                OWNED      OFFERING     OFFERING
---------------------------------------------------------------------------  -----------  -----------  -----------
Charles A. Fear(2).........................................................      25,000           .2%          .2%
Level 22 Allendale Square
77 St. Georges Terrace
Perth, Western Australia 6000

Richard L. Horton(3).......................................................     500,000          4.2%         3.7%
6080 Greenwood Plaza Blvd.
Greenwood Village, CO 80111

Mark R. Davison(4).........................................................      25,000           .2%          .2%
9th Floor, Kyle House
27-31 Macquarie Place
Sydney NSW 2000
Australia

L. David Sikes(5)..........................................................      25,000           .2%          .2%
1850 Ramtron Drive
Colorado Springs, CO 80921

George J. Stathakis(5).....................................................      25,000           .2%          .2%
One Bush Street, 15th Floor
San Francisco, CA 94104

Intag International Limited(6).............................................   5,828,733         48.2%        42.9%
9th Floor, Kyle House
27-31 Macquarie Place
Sydney NSW 2000
Australia

Ramtron International Corporation(7).......................................   5,051,452         42.9%        38.0%
1850 Ramtron Drive
Colorado Springs, CO 80921

All directors and officers as a group (9 persons)(2)(3)(4)(5)..............     860,000          6.9%         6.2%

------------------------

(1) Does not include shares issuable upon exercise of the Warrants, the Representative's Overallotment Option or the Representative's Unit Warrant. Includes all stock options and common stock purchase warrants exercisable within 60 days from the date hereof.

(2) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until October 26, 2000, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Option Plan. Does not include 5,262,532 shares or 321,766 common stock purchase warrants held by Intag, a publicly-held Australian company for which Mr. Fear serves as Chairman.

(3) Comprised of options to purchase 500,000 shares of Common Stock at $1.00 per share until May 25, 1998 issued under the Company's 1993 Employee Stock Option Plan.

(4) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until May 15, 2001, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Option Plan. Does not include 5,262,532 shares or 321,766 common stock purchase warrants held by Intag, a publicly-held Australian company for which Mr. Davison serves as a director. See "Management--Directors and Executive Officers."

(5) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until October 26, 2000, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Option Plan. Does not include 4,800,000 shares or 251,452 common stock purchase warrants held by Ramtron, a publicly-held company for which Mr. Sikes serves as Chairman and Chief Executive Officer and for which Mr. Stathakis serves as a director. See "Management--Directors and Executive Officers."

(6) Includes 200,000 common stock purchase warrants exercisable at $2.50 per share at any time until June 13, 1999 and 121,766 common stock purchase warrants exercisable at $2.50 per share at any time until October 4, 2001. Also includes 182,181 shares issuable upon the conversion of $455,452 of debt and accrued interest at $2.50 per share and 62,254 shares issuable upon the conversion of $93,380 of accrued interest at $1.50 per share.

(7) Includes 251,452 common stock purchase warrants exercisable at $2.50 per share at any time until October 4, 2001.

                              SELLING STOCKHOLDERS


    In December 1996, the Company completed the borrowing of an aggregate of $1,040,000 from a group of lenders (the "Bridge Loan") evidenced by promissory notes bearing interest at 2% over the prime interest rate and due the earlier of December 1997 or the closing date of the Offering. As additional consideration for the Bridge Loans, the Company issued one Bridge Warrant for each $4.00 loaned to the Company, or a total of 260,000 Bridge Warrants. Each Bridge Warrant entitles the holder to purchase one share of Common Stock at $5.94 per share for a period of two years from the date hereof.



    The Company is registering by this Prospectus all 260,000 Bridge Warrants and the 260,000 shares of Common Stock issuable upon exercise of the Bridge Warrants. The Bridge Warrants and underlying shares of Common Stock may be sold from time to time after the date hereof in public or private open market transactions directly to purchasers or through brokerage firms at prevailing market prices less customary commissions. However, in order to list the Company's securities on NASDAQ, the Selling Stockholders agreed not to sell, pledge or otherwise assign any of the Bridge Warrants or underlying Common Stock, or exercise the Bridge Warrants, for a period of one year from the date of this Prospectus. The Underwriters and Selling Stockholders have no plans, proposals, arrangements or understandings with respect to any transactions involving the Selling Stockholders' securities. The names and addresses of the Selling Stockholders who hold the Bridge Warrants and the number of Bridge Warrants held by them are set forth below. None of the Selling Stockholders are officers or directors of the Company or own any other securities of the Company and all Selling Stockholders intend to sell all Bridge Warrants and/or Common Stock underlying the Bridge Warrants following completion of the Offering. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act.


                                                                              NUMBER OF              NUMBER OF
                                                                         BRIDGE WARRANTS AND    BRIDGE WARRANTS AND
                                                                          UNDERLYING SHARES      UNDERLYING SHARES
                                                                              OWNED AND             TO BE OWNED
NAME AND ADDRESS OF SELLING STOCKHOLDER                                   OFFERED FOR SALE        AFTER OFFERING
-----------------------------------------------------------------------  -------------------  -----------------------
Michael M. Arnouse.....................................................          25,000                      0
  Three Edward Lane
  Syosset, NY 11791

William P. Bennett.....................................................          12,500                      0
  P.O. Box 4240
  Boulder, CO 80306

Steven Bloechl.........................................................           6,250                      0
  4540 S. Decatur Street
  Englewood, CO 80110

Roland J. Christensen..................................................          12,500                      0
  192 E. 100N
  Fayette, UT 84630

Ellis V. Couch.........................................................           6,250                      0
  2926 Rocky Oak Street
  San Antonio, TX 78232

Thomas L. Dutcher......................................................           6,250                      0
  P.O. Box 897
  Montrose, CO 81402-0897

John A. Duke Trust.....................................................          25,000                      0
  9100 Boyd Road
  P.O. Box 430
  Rogue River, OR 97537

                                                                              NUMBER OF              NUMBER OF
                                                                         BRIDGE WARRANTS AND    BRIDGE WARRANTS AND
                                                                          UNDERLYING SHARES      UNDERLYING SHARES
                                                                              OWNED AND             TO BE OWNED
NAME AND ADDRESS OF SELLING STOCKHOLDER                                   OFFERED FOR SALE        AFTER OFFERING
-----------------------------------------------------------------------  -------------------  -----------------------
Frederick M. Galloway..................................................           6,250                      0
  375 Ammons Street
  Lakewood, CO 80226

John R. Hannifan.......................................................          12,500                      0
  1366 S.W. Tamarind Way
  Boca Raton, FL 33486

Arthur Kassoff.........................................................           6,250                      0
  7600 State Street
  E. St. Louis, IL 62203

Kaufmann Survivors Trust...............................................           6,250                      0
  (c/o Carl J. Kaufmann)
  2000 Royal Marco Way #906
  Marco Island, FL 34145-1800

Gary A. Mosko..........................................................          12,500                      0
  234 Garfield
  Denver, CO 80206

Heribert Obser.........................................................          12,500                      0
  P.O. Box 697
  Quogue, NY 11959

Mitchell & Elizabeth Pearlman..........................................           6,250                      0
  27157 Highlands Lane
  Valencia, CA 91354

Robert R. Peterson.....................................................           6,250                      0
  P.O. Box 3460
  Estes Park, CO 80517

Max Quimby & Armond Quimby.............................................           6,250                      0
  Revocable Living Trust
  (c/o Max Quimby)
  10409 Riverside Drive #302
  Toluca Lake, CA 91602

S. G. Construction Company.............................................          12,500                      0
  (c/o Ronald W. Massner)
  2850 Mt. Pleasant St., Suite 102
  Burlington, IA 52601

David M. Schneider.....................................................          12,500                      0
  721 Redwood Drive
  Lincoln, NE 68510-5219

Shepler & Thomas, Inc..................................................           6,250                      0
  Profit Sharing Plan FBO
  (c/o William R. Bell)
  28650 Cavan Lane
  Evergreen, CO 80439

                                                                              NUMBER OF              NUMBER OF
                                                                         BRIDGE WARRANTS AND    BRIDGE WARRANTS AND
                                                                          UNDERLYING SHARES      UNDERLYING SHARES
                                                                              OWNED AND             TO BE OWNED
NAME AND ADDRESS OF SELLING STOCKHOLDER                                   OFFERED FOR SALE        AFTER OFFERING
-----------------------------------------------------------------------  -------------------  -----------------------
Deloris J. Sherwood....................................................           6,250                      0
  15111 Bushard Street #84
  Westminster, CA 92683

Charles W. Wafer.......................................................          37,500                      0
  P.O. Box 2174
  Rancho Santa Fe, CA 92067

David Wank.............................................................          10,000                      0
  5200 White Oak Ave. #35
  Encino, CA 91316

Barbara L. Westrick....................................................           6,250                      0
  11786 Decatur Drive
  Denver, CO 80234-2554

                              CERTAIN TRANSACTIONS

    In January 1992, the Company initially issued 2,000,000 shares of its Common Stock to each of Ramtron International Corporation ("Ramtron"), Intag International Limited ("Intag") and AWA Limited ("AWA") in connection with the Company's organization. In June 1993, AWA sold its 2,000,000 shares to Intag for $1.50 per share. Ramtron and Intag, which are publicly-held companies, are founders, promoters and principal stockholders of the Company. Subsequently, in November 1994, Ramtron sold 200,000 shares of the Company's Common Stock to Intag for $3.00 per share. See "Principal Stockholders."


    In October 1991, the Company entered into a technology license agreement with Ramtron (the "Technology License") which was amended in March 1994, February 1995 and May 1995. Under the Technology License and amendments thereto, Ramtron granted the Company the worldwide, nonexclusive, nontransferable right to design, manufacture, sell, lease and distribute products which incorporate FRAM and contactless technologies regardless of memory size (the "Contactless Products"). As a part of the Technology License, the Company also acquired the rights to any and all improvements in the FRAM technology developed by Ramtron and the right, through December 31, 2005, on an exclusive basis, to design, manufacture, sell, lease and distribute certain contactless products which functionally incorporate a microprocessor. The Company may in the future agree with Ramtron to further amend the Technology License, although there are no such agreements currently.


    In February 1995, the Company agreed to pay $1,000,000 and agreed to issue 1,000,000 shares of its Common Stock to Ramtron in connection with a February 1995 amendment to the Technology License which provided the Company with certain additional rights thereunder. The Company paid $400,000 in cash and was relieved of the $600,000 balance owed on the transaction upon Intag paying $600,000 to Ramtron under the MOU discussed below.


    In May 1995, the Company signed and executed a Memorandum of Understanding ("MOU") with Intag and Ramtron relating to certain amendments to the Technology License, the granting of certain rights to Intag and the conversion to equity of certain of Intag's loans to the Company. Under the MOU, the Company consented to Ramtron granting to Intag, a principal stockholder of the Company, an exclusive right to use (but not manufacture) the FRAM and contactless technology solely for use in conveyor fed or tunnel reader equipped airline, postal and courier applications which do not incorporate a microprocessor. In turn, Ramtron agreed to pay the Company royalties, as defined in the Agreement, on any contactless products which Ramtron sells, leases or distributes to third parties. Ramtron is also obligated to pay the Company 50% of any license fees it receives on contactless products. The Company may sublicense its rights up to five times with Ramtron's consent and to date has sublicensed its rights two times. The Company is required to purchase certain minimum quantities of FRAM chips from Ramtron. As consideration for the rights granted to Intag under the MOU, Intag agreed to pay a total of $1,200,000. Intag paid Ramtron $600,000, paid the Company $200,000 and agreed to pay $400,000 to the Company upon further sub-licensing of the technology to third parties. As additional consideration for the Company approving the granting of rights to Intag under the MOU, Intag converted an aggregate of $2,033,798 of debt due from the Company in exchange for the issuance of 1,062,532 shares of the Company's Common Stock at the respective fair market values of the Company's Common Stock at the date the debt was converted (an average price of $1.91 per share). The $600,000 paid to Ramtron by Intag on behalf of the Company, together with an unrealized deposit from Intag of $100,000, resulted in a $700,000 increase in the Company's paid-in capital.


    In July 1993, the Company entered into a joint venture agreement with Nittetsu Shoji Co. Ltd. ("NS") pursuant to which the Company and NS each purchased a 50% ownership interest in Racom Japan ("RJ"), a Japanese corporation. RJ was formed for the purpose of marketing, distributing and supporting the Company's FRAM technology in Japan. Under the terms of the joint venture agreement, the Company and NS each invested $140,265 in RJ. Subsequently, in August 1994, both parties invested an additional

$153,000. In March 1996 the Company entered into a technology licensing supply agreement (the "Supply Agreement") with RJ pursuant to which RJ paid the Company $933,968 for the nonexclusive right and license to use the Company's FRAM technology and for the limited right to design, develop and manufacture FRAM Smart Card products for sale and use in Japan only. The license specifically excludes the right to use FRAM technology in connection with the airline, postal and courier applications granted to Intag. Under the Supply Agreement, RJ is obligated to pay a portion of its sublicense revenues and a royalty on net sales of FRAM Smart Card products to the Company. Also in March 1996, the Company and NS each made a further equity investment in RJ of $466,984 each, and third parties invested $373,587 in RJ, reducing the Company's ownership of RJ to 40%.

    Between April and December 1994, Intag loaned the Company $300,000 which was repaid by the Company in December 1994.

    In February 1995, the Company sold a license to Intag covering marketing rights to sell FRAM technology for Smart Cards in certain Middle Eastern countries.

    In August and December 1995, the Company sold an aggregate of 500,000 shares of its Common Stock to Rohm as a part of a license agreement pursuant to which the Company granted to Rohm a nonexclusive, nonsublicensable, nontransferable right and license to use the FRAM technology in connection with the design, development, manufacture and sale of custom FRAM Smart Card products, solely in Japan. In addition to the Common Stock purchased, Rohm agreed to pay a $1,000,000 license fee to the Company in four equal installments upon reaching certain sales milestones. As of December 31, 1996, the Company had received $500,000 in license fees from Rohm.

    Between August and October 1996, Intag loaned the Company $255,000 and deferred payments of miscellaneous payables due to Intag totalling $49,414 in exchange for which Intag received warrants to purchase 121,766 shares of the Company's Common Stock at $2.50 per share any time until October 4, 2001. During the same time period, Ramtron loaned the Company an aggregate of $175,000 and deferred payments for product purchases which, to date, have totalled $453,630 in exchange for which Ramtron received warrants to purchase 251,452 shares of the Company's Common Stock at $2.50 per share at any time until October 4, 2001.

    At December 31, 1996, the Company was indebted to Intag and Ramtron in the aggregate amount of $935,028 and $94,568, respectively. The Company will repay to Intag and Ramtron from proceeds of the Offering $949,000 and $96,000, respectively, which represents the net amounts due as of the date hereof and estimated additional interest. See "Use of Proceeds."

    The Company owes Intag $400,000 for funds it borrowed in order to pay Ramtron a fee in connection with an amendment to the Technology License. The loan is to be repaid upon the Company receiving $400,000 in sublicense revenues from Intag as discussed above. However, as the Company believed it will not receive the sublicense revenues from Intag and thus will not repay the loan, the Company recorded the $400,000 as a reduction in the Technology License as of December 31, 1995. The loan is convertible into the Company's Common Stock at $2.50 per share at any time, but in no event later than, June 30, 1997. Accrued interest on loans previously converted of $55,452 and $93,380 is also convertible into Common Stock at $2.50 and $1.50 per share, respectively.


    The Company believes the terms of the above transactions were fair, reasonable and consistent with terms that could be obtained from nonaffiliated third parties. Any future transactions with affiliates of the Company will be approved by the disinterested members of the Company's Board of Directors. Moreover, the Company's securities (other than stock options under the Company's 1993 Employee Stock Option Plan) may not be issued to management, promoters or their respective associates or affiliates without obtaining (i) a fairness opinion from a qualified brokerage firm or appraiser confirming the fairness of the consideration to be received by the Company for the issuance of any such securities and (ii) the written approval of the transaction by a majority of the Company's disinterested directors.

                           DESCRIPTION OF SECURITIES

UNITS

    Each Unit offered hereby consists of one share of Common Stock and one Warrant. The Common Stock and Warrants have been approved for listing on NASDAQ and are separately transferable as of the date of this Prospectus. The Units have not been listed with, and will not trade on, NASDAQ.

COMMON STOCK


    The Company is authorized to issue 20,000,000 shares of $.01 par value Common Stock, of which 11,532,532 shares are outstanding as of the date of this Prospectus. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting for election of directors is not permitted. Subject to the prior rights of any series of preferred stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.


WARRANTS

    Each Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $5.94 per share for a period of two years from the date hereof. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities.

    Warrants may be redeemed in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $.01 per Warrant if the closing price of the Company's Common Stock on NASDAQ is at least $7.13 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption.

    Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws. The Company is required to use its best efforts to maintain a current Prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.


    The shares of Common Stock issuable upon exercise of the Warrants will be, when issued in accordance with the Warrants, fully paid and non-assessable. The holders of the Warrants have no rights as stockholders until they exercise their Warrants.


    For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Warrants.

BRIDGE WARRANTS


    In December 1996, the Company completed the borrowing of an aggregate of $1,040,000 from a group of lenders (the "Bridge Loans") evidenced by promissory notes bearing interest at 2% over the prime interest rate and due the earlier of December 1997 or the closing date of the Offering. As additional consideration for the Bridge Loans, the Company issued one Bridge Warrant for each $4.00 loaned to the Company, or a total of 260,000 Bridge Warrants. Each Bridge Warrant entitles the holder to purchase one share of Common Stock at $5.94 per share for a period of two years from the date hereof. The remaining terms and conditions of the Bridge Warrants are identical to the terms and conditions of the Warrants. The Bridge Warrants and shares underlying the Bridge Warrants are being registered by this Prospectus, subject to a one year lock-up agreement. See "Selling Stockholders."


OTHER WARRANTS

    The Company has issued to Intag common stock purchase warrants to purchase 200,000 shares at $2.50 per share at any time until June 13, 1999 and common stock purchase warrants to purchase 121,766 shares at $2.50 per share at any time until October 4, 2001. The Company has issued to Ramtron common stock purchase warrants to purchase 251,452 shares at $2.50 per share at any time until October 4, 2001.

CONVERTIBLE LOAN AND INTEREST

    The Company owes Intag $400,000 for funds borrowed in order to pay Ramtron in connection with an amendment to the Technology License. The loan is to be repaid upon the Company receiving $400,000 in sublicense revenues from Intag. However, the Company believes it will not receive the sublicense revenue from Intag and thus will not be required to repay the loan. The Company recorded the $400,000 as a reduction in the Technology License as of December 31, 1995. The loan is convertible into the Company's Common Stock at $2.50 per share at any time, but in any event, no later than June 30, 1997. Accrued interest on loans previously converted of $55,452 and $93,380 is also convertible into Common Stock at $2.50 and $1.50 per share, respectively.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

    It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company, and may adversely affect the holders of the Common Stock. The Company has not issued any Preferred Stock and has no current intention to do so.

COMMON STOCK ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, there will be 13,032,532 shares of Common Stock outstanding (excluding shares issuable upon issuance of the Warrants, the Overallotment Option or the Representative's Unit Warrant), of which 1,500,000 shares are being registered in the Offering and will be freely tradeable without restriction under the 1933 Act (unless purchased by "affiliates" of the Company as this term is defined under the 1933 Act). The remaining 11,532,532 shares have not been registered under the 1933 Act and are therefore "restricted securities" under Rule 144 of the 1933 Act. ("Rule 144")



    In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, subject to certain requirements concerning the availability of public information and the manner and notice of sale, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding common shares (approximately 130,325 shares immediately after the Offering assuming no exercise of the Warrants, the Overallotment Option or the Representative's Unit Warrant) or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation, so long as such person is not an affiliate of the Company, has not been an affiliate for three months prior to the sale and has beneficially owned the shares for at least two years. An aggregate of 11,532,532 shares are currently available for resale under Rule 144, all subject to the lock-up agreements described below. The Company is unable to predict the effect that any sales, under Rule 144 or otherwise, may have on the then prevailing market price of the Common Stock.


    The Company's officers, directors and 5% or greater stockholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus and to sell no more than 50% of their shares of Common Stock for the next 12-month period without the prior written consent of the Representative. No prediction can be made as to the effect, if any, that sales of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market with the Representative's consent soon after completion of the Offering, may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


    The Company has also registered pursuant to this Prospectus the Warrants, the Bridge Warrants, (which are subject to a one year lock-up agreement) and the shares issuable upon exercise of the Warrants and Bridge Warrants. The Company has granted certain demand and piggy-back registration rights to the Representative with respect to the Representative's Unit Warrant as well as the Common Stock issuable upon exercise of the Representative's Unit Warrant. The Company may also register Common Stock underlying its 1993 Employee Stock Option Plan in the future. See "Management--1993 Employee Stock Option Plan," "Selling Stockholders" and "Underwriting."


TRANSFER AGENT AND WARRANT AGENT

    The Company has appointed American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, as its transfer agent and warrant agent.

DIVIDENDS

    The Company has not paid dividends on its Common Stock since inception and does not plan to pay dividends in the foreseeable future. Earnings, if any, will be retained to finance growth.

LIMITATION ON LIABILITY


    The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders, through stockholders' derivative suits on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or to seek monetary damages for (i) violations of the federal securities laws, (ii) unlawful payment of dividends or (iii) acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law.

                                  UNDERWRITING

    The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase on a firm commitment basis from the Company the number of Units set forth opposite their names.

                                                                                             NUMBER OF
UNDERWRITER                                                                                    UNITS
-------------------------------------------------------------------------------------------  ----------
Spencer Edwards, Inc.......................................................................

                                                                                             ----------
    Total..................................................................................   1,500,000
                                                                                             ----------
                                                                                             ----------

    The Company has been advised by the Representative that the Underwriters propose to offer the Units purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at a maximum price of $4.51 per Unit. Any changes in the price of the Units or selling terms after the initial distribution of the Units offered hereby will not affect the amount of net proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Underwriters are obligated to purchase and pay for all of the Units, if any Units are taken. After the initial public offering of the Units, the offering price and the selling terms may be changed by the Underwriters.

    The Company has granted the Representative an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase up to 225,000 Units solely to cover overallotments.

    The Underwriters will purchase the Units (including Units subject to the Overallotment Option) from the Company at a price of $4.75 per Unit. In addition, the Company has agreed to pay to the Representative a 3% nonaccountable expense allowance on the aggregate initial public offering price of the Units, including Units subject to the Overallotment Option. The Overallotment Option may only be exercised by the Representative.

    The offering price of the Units and the exercise price of the Warrants were determined by negotiations between the Company and the Representative based upon such factors as the Company's historical revenues and earnings, the percentage of the Company's outstanding securities to be offered hereby, the experience of the Company's management and the prospects for the Company and its competitors within its industry.

    The Company has agreed to issue the Representative's Unit Warrant to the Representative for a consideration of $100. The Representative's Unit Warrant is exercisable at any time during the four-year period commencing one year from the date of this Prospectus to purchase up to 150,000 Units for $7.36 per Unit. The terms of the Warrants comprising a part of the Representative's Unit Warrant are identical to the terms of the Warrants. The Representative's Unit Warrant is not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Representative's Unit Warrant, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the Representative's Unit Warrant is outstanding. At any time at which the Representative's Unit Warrant is likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. Any profit realized on the sale of the Representative's Unit Warrant or the underlying securities may be deemed additional underwriting compensation. The Company has registered the Units underlying the Representative's Unit

Warrant under the 1933 Act. If the Company files a registration statement under the provisions of the 1933 Act at any time for a period of four years commencing one year from the date of this Prospectus, the holders of the Representative's Unit Warrant or underlying Units will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Units at the request of the holders. Additionally, the Company has agreed, for a period of four years commencing one year from the date of this Prospectus, on demand of the holders of a majority of the Representative's Unit Warrant or the Units issued thereunder, to register the Units underlying the Representative's Unit Warrant one time at the Company's expense. The registration of securities pursuant to the Representative's Unit Warrant may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Unit Warrant is outstanding. The number of Units issuable under the Representative's Unit Warrant and the exercise price are subject to adjustment under certain events to prevent dilution.

    The Company's officers, directors and 5% or greater stockholders have agreed, pursuant to a lock-up agreement with the Representative, not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus and to sell no more than 50% of their shares of Common Stock during the following 12-month period without the prior written consent of the Representative. There are no plans, proposals, arrangements or understandings by or with the Representative to waive or shorten any lock-up agreements with the Company's officers, directors or 5% or greater stockholders.

    The Company has agreed with the Representative that, for a period of 24 months from the date of closing of the Offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expense incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.

    The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Available Information."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that any Underwriter may be required to make in respect thereof. The Representative does not intend to sell the Units to any accounts over which it exercises discretionary authority.

                                 LEGAL MATTERS

    The validity of the Common Stock and Warrants comprising the Units offered hereby will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representative by Michael J. Tauger, Esq., Englewood, Colorado. Mr. Agron and Mr. Tauger maintain separate law practices although they share office space and from time to time may represent the same client on a particular matter or may refer clients to each other.

                                    EXPERTS

    The financial statements of the Company for the years ended December 31, 1996 and 1995, appearing in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that discusses substantial doubt about the Company's ability to continue as a going concern.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the 1933 Act with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Units, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected without charge at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

    The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at the addresses indicated above.

                              RACOM SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       ---------

Report of Independent Public Accountants.............................................        F-2

Balance Sheets as of December 31, 1995 and 1996......................................        F-4

Statements of Operations for the Years Ended December 31, 1995 and 1996..............        F-6

Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1995 and
 1996................................................................................        F-7

Statements of Cash Flows for the Years Ended December 31, 1995 and 1996..............        F-8

Notes to Financial Statements........................................................       F-10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Racom Systems, Inc.:

    We have audited the accompanying balance sheets of RACOM SYSTEMS, INC. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Racom Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated significant operating losses and operating cash flow deficits since inception which raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
February 19, 1997.

                      (This page intentionally left blank)

                              RACOM SYSTEMS, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents...........................................................  $    512,435  $    314,202
  Accounts receivable--
    Trade.............................................................................       158,191        79,201
    Related parties (Note 8)..........................................................        28,090        33,558
  Inventory (Note 3)..................................................................       221,694       428,401
  License revenue receivable--related party (Note 6)..................................       --            646,162
                                                                                        ------------  ------------
      Total current assets............................................................       920,410     1,501,524
                                                                                        ------------  ------------
PROPERTY AND EQUIPMENT, at cost (Note 3):
  Machinery and equipment.............................................................       327,337       351,120
  Furniture and fixtures..............................................................        56,704        56,801
  Leasehold improvements..............................................................         3,328         3,328
                                                                                        ------------  ------------
                                                                                             387,369       411,249
  Less--Accumulated depreciation......................................................      (157,475)     (260,364)
                                                                                        ------------  ------------
                                                                                             229,894       150,885
                                                                                        ------------  ------------
INVESTMENT IN JOINT VENTURE (Note 4)..................................................       --            257,736
                                                                                        ------------  ------------
OTHER ASSETS (Notes 2, 3 and 6):
  Technology license from related party, net of accumulated amortization of $517,646
    and $684,898, respectively........................................................     1,882,354     1,715,102
  Organization costs, net of accumulated amortization of $19,727 and $24,873,
    respectively......................................................................         6,003           857
  Deferred offering costs.............................................................       --            161,948
  Debt issuance costs, net of accumulated amortization of $0 and $8,788,
    respectively......................................................................       --             97,799
                                                                                        ------------  ------------
                                                                                           1,888,357     1,975,706
                                                                                        ------------  ------------
                                                                                        $  3,038,661  $  3,885,851
                                                                                        ------------  ------------
                                                                                        ------------  ------------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RACOM SYSTEMS, INC.
                                 BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1995          1996
                                                                                       ------------  -------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities...........................................  $    398,200  $     631,425
  Accounts payable--related parties (Note 8).........................................       392,167        552,298
  Current portion of deferred license revenue--related party (Notes 3, 4 and 6)......       --              93,397
  Notes and interest payable--related parties (Note 8)...............................       707,975      1,029,596
  Bridge notes payable (Note 9)......................................................       --           1,040,000
  Capital lease obligation...........................................................         2,218          1,331
                                                                                       ------------  -------------
    Total current liabilities........................................................     1,500,560      3,348,047
                                                                                       ------------  -------------
DEFERRED LICENSE REVENUE--RELATED PARTY
  (Notes 3, 4 and 6).................................................................       --             303,540

COMMITMENTS AND CONTINGENCIES
  (Notes 2, 8, 10, 12 and 13)........................................................

STOCKHOLDERS' EQUITY (Notes 5 and 6):
  Preferred stock, no par value, 5,000,000 shares authorized, no shares issued or
    outstanding......................................................................       --            --
  Common stock, $.01 par value, 20,000,000 shares authorized, 11,532,532 shares
    issued and outstanding...........................................................       115,325        115,325
  Additional paid-in capital.........................................................    10,272,591     10,272,591
  Accumulated deficit................................................................    (8,849,815)   (10,153,652)
                                                                                       ------------  -------------
    Total stockholders' equity.......................................................     1,538,101        234,264
                                                                                       ------------  -------------
                                                                                       $  3,038,661  $   3,885,851
                                                                                       ------------  -------------
                                                                                       ------------  -------------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RACOM SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
REVENUES:
  Product sales....................................................................  $     425,327  $     282,070
  Product sales--related parties...................................................        103,738        114,275
  Import license revenues--related party...........................................         28,850       --
  Custom product development projects..............................................         90,000        600,000
  License revenues--related parties (Notes 4 and 6)................................        500,000      1,430,940
                                                                                     -------------  -------------
                                                                                         1,147,915      2,427,285
COST OF REVENUES...................................................................        646,469      1,051,877
                                                                                     -------------  -------------
GROSS MARGIN.......................................................................        501,446      1,375,408
                                                                                     -------------  -------------
EXPENSES:
  Research and development.........................................................      1,049,162        505,266
  General and administrative.......................................................      1,253,252        833,879
  Sales and marketing..............................................................        708,566        869,401
  Equity in loss of joint venture (Notes 3 and 4)..................................        159,403        209,248
  Amortization expense.............................................................        168,998        181,186
                                                                                     -------------  -------------
                                                                                         3,339,381      2,598,980
                                                                                     -------------  -------------
LOSS FROM OPERATIONS...............................................................     (2,837,935)    (1,223,572)
OTHER INCOME (EXPENSE):
  Interest expense--related parties................................................       (143,645)       (64,400)
  Interest income..................................................................          2,899         13,426
  Gain on sale of subsidiary (Note 6)..............................................        170,647       --
  Other............................................................................        (70,000)       (29,291)
                                                                                     -------------  -------------
NET LOSS ..........................................................................  $  (2,878,034) $  (1,303,837)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE....................................  $        (.27) $        (.11)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (Note 3)..........     10,853,633     11,844,793
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                              RACOM SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              COMMON STOCK
                                                    ----------------------------------------------------------------
                                                          CLASS A               CLASS B               CLASS C
                                                    --------------------  --------------------  --------------------
                                                      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                    ----------  --------  ----------  --------  ----------  --------
BALANCES, December 31, 1993.......................   2,000,000  $ 20,000   2,000,000  $ 20,000   2,000,000  $ 20,000
  Issuance of common stock for amended Technology
   License and Supply Agreements (Note 2).........      --         --         --         --         --         --
  Cancellation of Classes A, B and C common stock
   and issuance of common stock (Note 5)..........  (2,000,000)  (20,000) (2,000,000)  (20,000) (2,000,000)  (20,000)
  Issuance of common stock for cash of $2.50 per
   share, net of issuance costs of $270,882 (Note
   5).............................................      --         --         --         --         --         --
  Net loss........................................      --         --         --         --         --         --
                                                    ----------  --------  ----------  --------  ----------  --------
BALANCES, December 31, 1994.......................      --         --         --         --         --         --
  Issuance of common stock for amended Technology
   License and Supply Agreements (Note 6).........      --         --         --         --         --         --
  Shareholder contributions (Note 6)..............      --         --         --         --         --         --
  Conversion of shareholder debt of $933,798,
   $700,000 and $400,000 to common stock at $1.50
   per share, $2.50 per share and $2.50 per share,
   respectively (Notes 5 and 6)...................      --         --         --         --         --         --
  Sale of common stock for cash of $3.00 per share
   (Note 6).......................................      --         --         --         --         --         --
  Net loss........................................      --         --         --         --         --         --
                                                    ----------  --------  ----------  --------  ----------  --------
BALANCES, December 31, 1995.......................      --         --         --         --         --         --
  Net loss........................................      --         --         --         --         --         --
                                                    ----------  --------  ----------  --------  ----------  --------
BALANCES, December 31, 1996.......................      --      $  --         --      $  --         --      $  --
                                                    ----------  --------  ----------  --------  ----------  --------
                                                    ----------  --------  ----------  --------  ----------  --------


                                                        COMMON STOCK      ADDITIONAL
                                                    --------------------    PAID-IN    ACCUMULATED
                                                      SHARES     AMOUNT     CAPITAL      DEFICIT        TOTAL
                                                    ----------  --------  -----------  ------------  -----------
BALANCES, December 31, 1993.......................      --      $  --     $ 3,940,000  $(2,491,610 ) $ 1,508,390
  Issuance of common stock for amended Technology
   License and Supply Agreements (Note 2).........   2,000,000    20,000      (20,000)     --            --
  Cancellation of Classes A, B and C common stock
   and issuance of common stock (Note 5)..........   6,000,000    60,000      --           --            --
  Issuance of common stock for cash of $2.50 per
   share, net of issuance costs of $270,882 (Note
   5).............................................     970,000     9,700    2,144,418      --          2,154,118
  Net loss........................................      --         --         --        (3,480,171 )  (3,480,171)
                                                    ----------  --------  -----------  ------------  -----------
BALANCES, December 31, 1994.......................   8,970,000    89,700    6,064,418   (5,971,781 )     182,337
  Issuance of common stock for amended Technology
   License and Supply Agreements (Note 6).........   1,000,000    10,000      (10,000)     --            --
  Shareholder contributions (Note 6)..............      --         --         700,000      --            700,000
  Conversion of shareholder debt of $933,798,
   $700,000 and $400,000 to common stock at $1.50
   per share, $2.50 per share and $2.50 per share,
   respectively (Notes 5 and 6)...................   1,062,532    10,625    2,023,173      --          2,033,798
  Sale of common stock for cash of $3.00 per share
   (Note 6).......................................     500,000     5,000    1,495,000      --          1,500,000
  Net loss........................................      --         --         --        (2,878,034 )  (2,878,034)
                                                    ----------  --------  -----------  ------------  -----------
BALANCES, December 31, 1995.......................  11,532,532   115,325   10,272,591   (8,849,815 )   1,538,101
  Net loss........................................      --         --         --        (1,303,837 )  (1,303,837)
                                                    ----------  --------  -----------  ------------  -----------
BALANCES, December 31, 1996.......................  11,532,532  $115,325  $10,272,591  $(10,153,652) $   234,264
                                                    ----------  --------  -----------  ------------  -----------
                                                    ----------  --------  -----------  ------------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                              RACOM SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................  $  (2,878,034) $  (1,303,837)
  Adjustments to reconcile net loss to net cash used in operating activities--
    Depreciation and amortization...................................................        266,234        284,244
    Return of deposit to INTAG......................................................       (100,000)      --
    Equity in loss of joint venture.................................................        159,403        209,248
    Loss (gain) on disposal of fixed assets.........................................           (700)           926
    Decrease (increase) in--
      Accounts receivable--trade....................................................       (117,031)        78,990
      Accounts receivable--related parties..........................................         12,261         (5,468)
      Inventory.....................................................................       (144,731)      (206,707)
      License revenue receivable....................................................       --             (646,162)
      Prepaid expenses and other....................................................          4,375       --
    Increase (decrease) in--
      Accounts payable and accrued liabilities......................................        215,176        233,225
      Accounts payable--related parties.............................................        381,636        160,131
      Deferred license revenue--related party.......................................       --              396,937
      Deferred import license revenue...............................................        (28,850)      --
      Interest payable--related parties.............................................        140,271         61,621
                                                                                      -------------  -------------
        Net cash used in operating activities.......................................     (2,089,990)      (736,852)
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................................................        (63,440)       (25,572)
  Proceeds on sale of fixed assets..................................................            914            597
  Acquisition of technology license from related party..............................       (400,000)      --
  Payments from INTAG offset against cost of technology license
    (Note 6)........................................................................        200,000       --
  Investment in joint venture.......................................................       --             (466,984)
  Repayments of loan from related party.............................................        237,116       --
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................        (25,410)      (491,959)
                                                                                      -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                              RACOM SYSTEMS, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock............................................  $   1,500,000  $    --
  Proceeds from bridge loan financing...............................................       --            1,040,000
  Deferred offering costs...........................................................       --             (161,948)
  Payment of debt issuance costs....................................................       --             (106,587)
  Proceeds from notes payable--related parties......................................      1,113,000        515,000
  Payments on notes payable--related parties........................................       (213,000)      (255,000)
  Payments on capital lease obligation..............................................           (840)          (887)
                                                                                      -------------  -------------
    Net cash provided by financing activities.......................................      2,399,160      1,030,578
                                                                                      -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................        283,760       (198,233)

CASH AND CASH EQUIVALENTS, beginning of period......................................        228,675        512,435
                                                                                      -------------  -------------

CASH AND CASH EQUIVALENTS, end of period............................................  $     512,435  $     314,202
                                                                                      -------------  -------------
                                                                                      -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  No cash was paid for interest or income taxes during 1995 or 1996

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  During 1995, the Company purchased equipment under a capital lease totaling
    $3,058.

  During 1995, notes payable to INTAG of $933,798 and $700,000 were converted to common stock at $1.50 per share and $2.50 per share, respectively. In addition, net liabilities of $400,000 were also exchanged for common stock at $2.50 per share in satisfaction of a deposit from INTAG of $1,000,000, less Company deposits held by INTAG of $500,000 and a receivable from INTAG of $100,000 relating to the sale of ISI. A $600,000 payment (together with an unrelated
    $100,000 deposit) relating to the Technology License and Supply Agreements was made by INTAG to Ramtron on the Company's behalf and was treated as a capital transaction (Note 6).

  The accompanying notes to financial statements are an integral part of these statements.

                              RACOM SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS

    Racom Systems, Inc. (the "Company") is a developer and marketer of contactless smart cards and radio frequency identification ("RFID") contactless smart card systems. The Company was initially formed as a joint venture between INTAG International Limited ("INTAG"), AWA Limited ("AWA") and Ramtron International Corporation ("Ramtron"). In June 1993, INTAG acquired AWA's 2,000,000 shares of common stock. The Company was incorporated in the State of Delaware on June 3, 1991 and commenced operations in February 1992. Sales of the Company's initial two products utilizing ferroelectric random access memory ("FRAM") commenced in 1993. The Company's latest product, currently under development, is scheduled for market introduction in 1997. Prior to 1995, the Company was in the development stage.

(2) GOING CONCERN AND ASSET REALIZATION

    As reflected in the accompanying financial statements, the Company has generated substantial operating losses since inception and has yet to generate sufficient revenues to fund its operations. To date, the Company has completed a series of smaller-scale projects; however, the Company has not yet completed a significant number of substantial sales transactions covering the application of its products and, as a result, an uncertainty exists as to whether the Company will be able to successfully market and sell its products to third parties at sufficient prices and volumes to fund its operations. During 1995 and 1996, the Company experienced significant cash flow deficits and liquidity shortages and funded its operations primarily through the sale of non-exclusive sublicenses to its technology, proceeds from the sale of its common stock, bridge loan borrowings and related party borrowings. As of December 31, 1996 the Company had a working capital deficit of $1,846,523.

    During 1997, the Company anticipates that increased operating revenues will be achieved through a combination of product sales, development contracts and the sale of non-exclusive licenses. In addition, the Company also anticipates increased operating expenses and research and development expenditures which are required for the Company to further develop and market its third generation products and achieve successful operations. However, there is no assurance the Company will be successful in developing and marketing its products.

    To date, the Company has funded its operations primarily through the issuance of shares of its common stock and related party borrowings. The related party borrowings are due on demand and the Bridge Notes (Note 9) become due and payable during 1997. The Company does not currently have the financial resources to repay any of its debt, if demanded or as scheduled. Management of the Company intends to fund its 1997 operations through a combination of product sales and technology sublicensing and offerings of its common stock. There is no assurance that sales of common stock will occur or that additional proceeds will be received from such offerings. Further, there is no assurance that the Company's two principal stockholders will continue to fund the cash needs of the Company.

    These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                              RACOM SYSTEMS, INC.

(2) GOING CONCERN AND ASSET REALIZATION (CONTINUED)
    ASSET REALIZATION


    One of the Company's primary assets is a technology license related to the design and manufacture of its products. The Company originally purchased the technology from Ramtron pursuant to a technology license agreement (the "Technology License"), for $2,000,000 in cash and 2,000,000 shares of the Company's class B common stock (Note 5). The Company also entered into a supply agreement in conjunction with the Technology License (collectively, the "Technology License and Supply Agreements"), which requires the Company to purchase from Ramtron minimal annual quantities of ferroelectric RFID semiconductor chips (Note 10). See Note 6 for amendments to Technology License and Supply Agreements. The Technology License is protected by patents owned by Ramtron and is further protected by the Company's own patents. As part of the Technology License, the Company acquired the rights to any and all improvements in the underlying technology through 2005.


    The Technology License was recorded at the original cash acquisition cost of $2,000,000. In connection with a Memorandum of Understanding ("MOU") signed in May 1995, the Company acquired certain additional rights with respect to the technology. The net $400,000 cost of obtaining the additional rights was capitalized in 1995 (Note 6). The net book value of the Technology License was $1,882,354 and $1,715,102, as of December 31, 1995 and 1996, respectively.
Although the Company is currently marketing products utilizing the technology covered by this Technology License and believes the underlying technology, which is protected by a series of patents, has certain long-term proprietary value, given the Company's current financial position, the ultimate recovery of the carrying amount is uncertain. No provision for any loss that may result should the carrying amount of the license not be recovered has been made in the accompanying financial statements.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The December 31, 1994 financial statements were consolidated and included the accounts of the Company and its wholly-owned subsidiary, Intag Systems, Inc. ("ISI"). All significant intercompany accounts and transactions were eliminated in consolidation. During 1995, the Company sold its investment in the subsidiary (Note 6).

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include investments in highly liquid investments with original maturities of three months or less.

                              RACOM SYSTEMS, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORY

    Inventory is stated at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting. Inventories at December 31, 1995 and 1996 consisted of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Raw materials.........................................................  $  147,222  $  206,992
Work in process.......................................................      49,232      75,359
Finished goods........................................................      25,240     146,050
                                                                        ----------  ----------
                                                                        $  221,694  $  428,401
                                                                        ----------  ----------
                                                                        ----------  ----------

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciation is provided using the straight-line method over the estimated useful lives of three to five years for the respective assets. Maintenance and repairs are expensed as incurred and improvements are capitalized.

    INVESTMENT IN FOREIGN JOINT VENTURE

    The functional currency for the Company's joint venture (Note 4) is the Japanese yen, the applicable local currency of the joint venture. The joint venture's financial statements are translated to U.S. dollars at the exchange rate in effect at year end and its revenues and expenses are translated at the average exchange rate during the year. Unrealized gains or losses resulting from the translation process are included in the joint venture's equity as cumulative translation adjustments. Exchange rate differences for the years ended December 31, 1995 and 1996 were not material. If significant, the Company reflects in equity its proportionate interest of the joint venture's cumulative translation adjustments.

    INTANGIBLE ASSETS

    Intangible assets are recorded at cost and are amortized using the straight-line method over the following estimated useful lives:

                                                                                     ESTIMATED
                                                                                   USEFUL LIVES
                                                                                    (IN YEARS)
                                                                                   -------------
Technology license...............................................................      10-17
Organization costs...............................................................        5

    The amortization lives assigned to the Technology License are based on the remaining lives of the patents protecting the licensed technology. The Company reviews its amortization lives on a periodic basis.

    DEFERRED IMPORT LICENSE REVENUE

    In June 1993, the Company entered into an import agreement with Nittetsu Shoji Co. Ltd. ("NS"). The terms of the import agreement stated that for a period of two years, in exchange for cash consideration of approximately $138,000, NS had exclusive import rights to the Company's products in Japan.

                              RACOM SYSTEMS, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue relating to the import agreement was recognized on a straight-line basis during the two-year exclusivity right under the import agreement. The agreement was not renewed in June 1995.

    DEFERRED LICENSE REVENUE

    Deferred license revenue represents the amount of profit deferred on the March 1996 sublicensing of the Company's Technology License to an equity investee (Notes 4 and 6). The deferred license revenue will be recognized on a straight-line basis over a term of five years, corresponding with the amortization period assigned to the sublicense by the equity investee.

    REVENUE RECOGNITION

    Revenue from product sales to direct customers is recognized upon shipment.

    Royalty revenue is recognized upon the Company's fulfillment of its contractual obligations and determination of a fixed royalty amount, or, in the case of ongoing unit royalties, upon sales by the licensee of royalty-bearing products, as estimated by the Company.

    Revenue from the sale of licenses of technology which are nonrefundable and for which no significant future obligations exist, is recognized when the license is signed. Revenue from the sale of licenses which are refundable or for which future obligations exist, is recognized when the Company has completed its obligations under the license. Certain research and development activities are conducted for third parties and such revenue is recognized as the services are performed.

    Revenue from development contracts where costs are insignificant or cannot be reasonably estimated are recognized as the contractual events are achieved.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations when incurred and are included in operating expenses. Research and development costs amounted to approximately $1,049,162 and $505,266 for the years ended December 31, 1995 and 1996, respectively.

    DEFERRED OFFERING COSTS

    Costs incurred with the Company's anticipated initial public offering are being deferred and will be charged against the net proceeds of the offering, if successful, or to expense if unsuccessful.

    DEBT ISSUANCE COSTS

    Costs incurred with the issuance of the Bridge Notes (Note 9) are being deferred and amortized over the life of the related debt.

    NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE

    Net loss per common and common equivalent share has been computed based upon the weighted average number of common shares and common share equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices below the initial public offering price during the twelve month

                              RACOM SYSTEMS, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) period prior to the offering (using the treasury stock method for common stock equivalents and an assumed offering price of $4.75 per share) have been included in the calculation as if they were outstanding for all the periods presented regardless of whether they were antidilutive.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables, notes receivable and notes payable to related parties. The carrying values of cash and cash equivalents, short-term trade receivables and payables, and notes receivable approximate fair value. The fair value of notes payable to related parties is estimated based on current rates available for similar debt with similar maturities and collateral, and at December 31, 1995 and 1996, approximates the carrying value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG-LIVED ASSETS

    Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    CONCENTRATION OF CREDIT RISK/TRANSACTIONS DENOMINATED IN FOREIGN CURRENCIES

    The Company has no significant off balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash with financial institutions, in the form of demand deposits.

    The Company enters into contracts denominated in foreign currency. At December 31, 1996, the Company has recorded a license revenue receivable of $646,162 related to a license contract denominated in Japanese yen. Transaction gains and losses are included in income (loss) in the period in which the exchange rate changes. As of December 31, 1996, the Company has recorded a transaction loss of $28,367 which is included in other income (expense) in the statement of operations.

    The Company performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Its trade accounts receivable balances are primarily domestic and are concentrated among institutions within the high-technology industry.

    INCOME TAXES

    The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax

                              RACOM SYSTEMS, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) bases of assets, liabilities and carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not, based on current circumstances, are not expected to be realized (Note 12).

(4) INVESTMENT IN JOINT VENTURE

    In July 1993, the Company entered into a joint venture agreement with NS pursuant to which NS and the Company each received a 50% ownership interest in Racom Japan, Inc. ("RJ"), a Japanese Corporation. RJ was formed for the purpose of marketing, distributing and supporting the Company's RFID products to be sold in Japan. Upon formation, NS and the Company each purchased 300 shares of common stock at a purchase price of 50,000 Japanese yen ($466.67) per share, or $140,265. In August 1994, NS and the Company each purchased an additional 300 shares of common stock at a purchase price of 50,000 Japanese yen ($510) per share, or $153,000. RJ has the exclusive right to distribute the Company's products in Japan for two years commencing August 1995, with the Company providing marketing and sales support to RJ. In March 1996, the Company purchased an additional 1,000 shares of common stock in RJ at a purchase price of 50,000 Japanese yen ($466.98) per share, or $466,984. Additionally, in March 1996, NS and third parties purchased additional shares of common stock, decreasing the Company's ownership of RJ to 40%.

    The investment in RJ is accounted for using the equity method and the Company has recorded its share of RJ's losses in 1995 and 1996 of $159,403 and $209,248, respectively, as equity in loss of joint venture in the accompanying financial statements to the extent of capital invested in RJ by the Company. The losses recorded for the year ended December 31, 1996, include previously unrecognized losses which had not been recorded as the Company's investment had been reduced to zero and it had no obligation to fund such losses. However, upon the 1996 investment of $466,984, previously unrecognized losses of $141,953 were recorded.

(5) STOCKHOLDERS' EQUITY

    During 1994, the Company amended and restated its Certificate of Incorporation and Bylaws to combine all classes of outstanding common stock into a single voting class of common stock. All existing stockholder certificates were canceled and reissued on a one-for-one basis.

    In June 1994, 970,000 shares of the Company's common stock were issued pursuant to a Private Placement Memorandum ("PPM") at $2.50 per share. The proceeds received by the Company were $2,154,118, net of issuance costs of $270,882. The Company reimbursed Ramtron and INTAG $50,000 each for issuance costs incurred relating to the PPM. Of the total shares issued, 20,000 were purchased by directors of the Company.

    On November 14, 1994, Ramtron sold 200,000 of its shares of Company common stock to INTAG at $3.00 per share.

    In connection with the MOU (Notes 2 and 6), INTAG converted debt due from the Company of $933,798, $700,000 and $400,000 into common stock at $1.50 per share, $2.50 per share and $2.50 per share, respectively, resulting in 1,062,532 shares of common stock being issued to INTAG (Note 6).

    During 1996, the Company authorized 5,000,000 shares of preferred stock with no par value. No preferred stock has been issued as of December 31, 1996.

                              RACOM SYSTEMS, INC.

(6) AMENDMENTS TO THE TECHNOLOGY LICENSE AND SUPPLY AGREEMENTS

    In 1994, Ramtron was issued an additional 2,000,000 shares of common stock in connection with an amendment to the Technology License and Supply Agreements. In February 1995, the Company and Ramtron entered into a second amendment to the Technology License and Supply Agreements. In May 1995, the Company signed and executed the MOU (Note 2) with INTAG and Ramtron relating to further amendments to the Technology License and Supply Agreements and the conversion to equity of certain of INTAG's loans to the Company (Notes 5 and 8). As a result of these amendments, the Company received certain additional rights and agreed to make certain payments as discussed below.


    The Company has the worldwide, non-exclusive, non-transferable right to design, manufacture, sell, lease and distribute smart card products which monolithically incorporate FRAM and contactless technologies regardless of memory size ("Contactless Products"). In addition, the Company has the rights to any and all improvements in the FRAM technology. The Company, through 2005, has certain exclusive rights to design, manufacture, sell, lease and distribute certain Contactless Products which functionally incorporate a microprocessor. The Company may sublicense its manufacturing right up to five times with Ramtron's consent. The Company consented to Ramtron granting to INTAG an exclusive right to use (but not manufacture) the technology for use in conveyor fed or tunnel reader equipped airline, postal and courier applications. The Company may in the future agree with Ramtron to further amend the Technology License, although there are no such agreements currently.


    Further to the Technology License and Supply Agreements, Ramtron is obligated to pay to the Company royalties, as defined in the agreement, on any Contactless Products which Ramtron sells, leases or distributes to third parties. Ramtron will also be obligated to pay to the Company 50% of any license fees on Contactless Products. As of December 31, 1996, the Company had not received any royalties or licensing fees as there were no sales of Contactless Products by Ramtron through December 31, 1996. The amendments extend the requirements that the Company purchase from Ramtron minimal quantities of ferroelectric RFID semiconductor chips (Note 10). For the years ended December 31, 1995 and 1996, the Company made purchases from Ramtron of approximately $281,000 and $279,561, respectively, which satisfied the minimum purchase requirements.

    As further consideration for the additional rights obtained through the amendments to the Technology License and Supply Agreements, the Company issued to Ramtron 1,000,000 shares of Company common stock and caused Ramtron to be paid cash of $1,000,000. The common shares issued to Ramtron were assigned no value because the amendments were viewed as a modification of the original transfer (Note 2) by a principal stockholder of intangible rights for which Ramtron had no capitalized historical cost basis. INTAG paid $600,000 of the cash consideration directly to Ramtron, which together with an unrelated deposit of $100,000 received from INTAG has been reflected as an addition to the Company's paid-in capital. The remaining $400,000 balance paid to Ramtron was loaned to the Company by INTAG, carried a 10% interest rate and was to be repaid only from future sublicense fees earned by INTAG, totaling $400,000, which would be due the Company from INTAG should INTAG be successful in further sublicensing the technology. INTAG and the Company have agreed that the loan is no longer subject to accrued interest and may be converted, at INTAG's option, into shares of the Company's common stock at a rate of $2.50 per share, no later than June 1997. INTAG simultaneously paid the Company $200,000 for a sublicense. The Company believes the loan amount effectively represents an additional nonrefundable payment for the sublicense. Consequently, the Company has netted both the loan amount of $400,000 and the $200,000 sublicense payment against the $1,000,000 cash paid to Ramtron, resulting in a net increase to

                              RACOM SYSTEMS, INC.

(6) AMENDMENTS TO THE TECHNOLOGY LICENSE AND SUPPLY AGREEMENTS (CONTINUED) the Technology License of $400,000 as of December 31, 1995. Should INTAG convert the loan to common stock of the Company, the transaction will be assigned no value.

    INTAG agreed to convert to equity the principal balances of the $933,798 related party notes payable and $700,000 working capital notes at $1.50 and $2.50 per share, respectively (Note 8). INTAG purchased ISI from the Company for $100,000 and assumed ISI's net liabilities of $70,467. The net balance of all related party deposits between the Company and INTAG (Note 8) combined with the ISI purchase price, totaled $400,000 and was converted to equity at $2.50 per share.

    The MOU is subject to formal consummation through execution of certain definitive agreements. Management of the Company believes that the terms of the definitive agreements will be substantially the same as those described in the MOU.

    In June 1995, the Company entered into a Cooperative Agreement for Licensed Manufacturing of Ferroelectric RFID Products with Rohm Co., Ltd. ("ROHM") of Japan. The license gives ROHM a non-exclusive, non-sublicenseable, non-transferable right and license to use the RFID technology in connection with the design, development, manufacture and sale of Custom Ferroelectric RFID Products for use within a defined territory (Japan). In consideration of this license, ROHM purchased 300,000 shares of the Company's common stock, at $3.00 per share. ROHM also purchased 200,000 additional shares of the Company's common stock, for a purchase price of $3.00 per share upon reaching certain sales milestones. ROHM is also to pay a $1,000,000 license fee to the Company in four equal installments upon reaching certain sales milestones. As of December 31, 1995, the Company has received $500,000 in license fees as it had achieved certain milestones. As of December 31, 1996, no new milestones had been reached.

    On March 22, 1996, the Company entered into a technology license and supply agreement with its affiliate, RJ, for the common purpose of more fully developing the Japanese market for ferroelectric RFID products. RJ paid $933,968 in cash to the Company for the non-exclusive right and license to use its patented ferroelectric RFID technology and all improvements, for the limited right to design, develop and manufacture ferroelectric RFID products for sale and use in Japan only. This license specifically excludes the right to use the ferroelectric RFID technology in conveyor fed, airline, postal and courier applications (as the rights to this technology were already previously licensed to INTAG). Under the agreement, RJ is obligated to pay 50%, to the Company, of all sublicense revenues and royalties, as defined in the agreement, on net sales of ferroelectric RFID products which are sold to third parties.

    In connection with the sale of the sublicense, $466,984 (representing the Company's intercompany profit due to its 50% equity ownership in RJ on the date of the sublicense) of the profit was deferred. The deferred license revenue is being recognized over the life of the related technology license asset purchased by RJ, which is five years. As of December 31, 1996, $70,047 of the original deferred license revenue (Note 3) of $466,984 has been recognized.

    In October 1996, the Company consented to allow RJ to enter into a custom product development project with a Japanese company, pursuant to the technology license and supply agreement granted to RJ on March 22, 1996, under which the Company is entitled to 50% of all sublicense revenue earned by RJ. The sublicense is for a specified amount, as defined in the contract, a portion of which is to be paid upon execution of the agreement and the remainder to be paid upon RJ meeting certain performance criteria. Under the agreement with the Japanese company, RJ will be entitled to royalties, as defined in the contract, over the next five years. As of December 31, 1996, $893,909 has been recorded by the Company

                              RACOM SYSTEMS, INC.

(6) AMENDMENTS TO THE TECHNOLOGY LICENSE AND SUPPLY AGREEMENTS (CONTINUED) related to its respective portion of sublicense revenue, of which $646,162 remains outstanding at December 31, 1996, and is recorded as license revenue receivable in the accompanying financial statements. Revenue due to the Company of approximately $215,000 remaining under the agreement between RJ and the Japanese Company has not been recognized, as management believes the revenue recognition criteria have not been met as of December 31, 1996.

(7) DEVELOPMENT AND SUPPLY AGREEMENT

    On January 29, 1996, the Company signed an agreement with an unaffiliated third party to develop a multi-application "smart card" based on the Company's contactless smart card technology and the third party's bank and electronic purse operating system. In combination, the two technologies form the basis for a new product family which will combine contact and contactless operation on a single, microprocessor smart card. Under the terms of the agreement, the Company received an initial cash payment of $500,000 and will receive approximately an additional $1,300,000 based upon the achievement of certain production milestones and delivery of specified products. As of December 31, 1996, the Company has recognized $600,000 of revenue as a result of the initial cash payment of $500,000 and reaching the first milestone.

(8) OTHER RELATED PARTY TRANSACTIONS

    During 1995 and 1996, INTAG advanced approximately $1,113,000 and $340,000, respectively, to the Company under various notes payable agreements, which bear interest at 10% per annum and are due on demand. Amounts due under the notes prior to 1996 were convertible into common stock of the Company at the fair value of the Company's common stock at the date the advances were made. In 1995, $933,798 of advances were converted to equity in connection with the MOU (Note
6) at a rate of $1.50 per share. Unpaid accrued interest of $93,380 on the advances, prior to conversion, was not converted to equity in connection with the MOU (Note 6), and at the discretion of INTAG, is convertible into common stock at $1.50 per share or is to be repaid to INTAG within 30 days of notification by INTAG that repayment is required. As of December 31, 1995 and 1996, the related party notes payable to INTAG had total principal and interest outstanding of $652,523 and $879,576 respectively. In 1996, Ramtron advanced $175,000 to the Company under a note payable agreement which bears interest at prime plus 2% (10.25% at December 31, 1996) and is due on demand. As of December 31, 1996, the related party note payable to Ramtron had total principal and interest outstanding of $94,568.

    During 1994, INTAG loaned the Company $1,000,000 under a $1,000,000 working capital facility agreement. Of the $1,000,000 drawn during 1994, $300,000 had been repaid as of December 31, 1994. Amounts due under the working capital facility agreement were convertible into common stock of the Company at the fair value of the Company's common stock at the date the advances were made. The facility carried interest at 10% per annum and in May 1995, the $700,000 balance outstanding was converted to common stock in connection with the MOU (Note 6) at a rate of $2.50 per share. Unpaid accrued interest of $55,452 on the advances, prior to conversion, was not converted to equity in connection with the MOU (Note 6) and, at the discretion of INTAG, is convertible into common stock at $2.50 per share or is to be repaid to INTAG within 30 days of notification by INTAG that repayment is required. As of December 31, 1995 and 1996, the related party line of credit had total interest outstanding of $55,452. As consideration for INTAG advancing the working capital facility in June 1994, the Company granted INTAG 200,000 warrants for the Company's common stock at an exercise price of $2.50 per share, which

                              RACOM SYSTEMS, INC.

(8) OTHER RELATED PARTY TRANSACTIONS (CONTINUED) vested immediately and are exercisable over a five-year term. The Company determined that these warrants had a nominal value at the date of issuance.

    On March 23, 1995, the Company and INTAG entered into an assignment and security agreement whereby all current and future debt owed by the Company to INTAG is secured by all of the Company's assets and agreements.

    In October 1996, the Company issued 121,766 and 251,452 warrants to purchase the Company's common stock at an exercise price of $2.50 per share to INTAG and Ramtron, respectively. The warrants were approved in consideration of approximately $933,000 of short-term loans from Ramtron and INTAG and deferred payment terms on product purchases from Ramtron made to the Company. The warrants, which vested immediately, are exercisable for a period of five years after the date of issuance. The Company determined that these warrants had a nominal value at the date of issuance.

    For the years ended December 31, 1995 and 1996 the statements of operations include amounts attributable to related party transactions as follows:

                                                                            YEARS ENDED
                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      ----------  ------------
PRODUCT SALES
  Sales to INTAG....................................................  $   33,747  $    --
                                                                      ----------  ------------
                                                                      ----------  ------------
  Sales to NS.......................................................  $   21,593  $    --
                                                                      ----------  ------------
                                                                      ----------  ------------
  Sales to RJ.......................................................  $   48,398  $    113,575
                                                                      ----------  ------------
                                                                      ----------  ------------
  Sales to Ramtron..................................................  $   --      $        700
                                                                      ----------  ------------
                                                                      ----------  ------------
IMPORT LICENSE REVENUES
  NS................................................................  $   28,850  $    --
                                                                      ----------  ------------
                                                                      ----------  ------------
LICENSE REVENUES
  Rohm..............................................................  $  500,000  $    --
  RJ................................................................      --         1,430,940
                                                                      ----------  ------------
                                                                      $  500,000  $  1,430,940
                                                                      ----------  ------------
                                                                      ----------  ------------
GENERAL AND ADMINISTRATIVE EXPENSES
  Management fees paid to related parties...........................  $   15,575  $    --
                                                                      ----------  ------------
                                                                      ----------  ------------
  Director travel expenses..........................................  $   46,730  $     29,111
                                                                      ----------  ------------
                                                                      ----------  ------------
  Directors fees                                                      $   12,000  $    --
                                                                      ----------  ------------
                                                                      ----------  ------------
OTHER INCOME AND EXPENSE
  Interest expense on notes payable to INTAG........................  $  143,645  $     59,833
                                                                      ----------  ------------
                                                                      ----------  ------------
  Interest expense on notes payable to Ramtron......................  $   --      $      4,567
                                                                      ----------  ------------
                                                                      ----------  ------------

                              RACOM SYSTEMS, INC.

(8) OTHER RELATED PARTY TRANSACTIONS (CONTINUED)
    DEPOSIT FROM RELATED PARTY

    In April 1994, the Company and INTAG signed a letter of intent to enter into a license agreement. As of December 31, 1994, $1,000,000 had been received as a deposit on the license fee. Under the MOU (Note 6), the $1,000,000 deposit, net of deposits with INTAG of $500,000 and an INTAG receivable of $100,000 related to the ISI purchase, were converted into common stock of the Company at a rate of $2.50 per share and negotiations in connection with the license agreement ceased.

    DEPOSIT WITH RELATED PARTY

    In 1993 and 1994, the Company paid deposits of $100,000 and $400,000, respectively, to INTAG to purchase BagTag and Intertrak technology licenses. In connection with the execution of the MOU (Note 6), these deposits were offset against amounts due INTAG as described above.

(9) BRIDGE FINANCING

    In December 1996, the Company completed a private offering of $1,040,000 of promissory notes (the "Bridge Notes"). The Bridge Notes bear interest at prime plus 2% per annum, computed as of the date of issuance (the "Bridge Date"), and thereafter on a quarterly basis commencing December 31, 1996.


    The Bridge Notes mature the earlier of one year from the Bridge Date or upon the closing date of any initial public offering ("IPO") of the Company's securities. On the Bridge Date, the Company also granted warrants (the "Bridge Warrants") entitling the holder to purchase shares of the Company's common stock at 125% of the IPO price per unit, beginning on the effective date of the IPO and continuing for two years thereafter, subject to a one year lock-up agreement. The holders of the Bridge Notes received one warrant for every $4 of Bridge Note principal purchased, resulting in 260,000 Bridge Warrants being issued in connection with the offering of the Bridge Notes. The Company determined that these warrants had a nominal value at the date of issuance.


(10) COMMITMENTS AND CONTINGENCIES

    The Company leases its facilities and certain equipment under noncancelable operating lease agreements. Minimum future annual lease payments under these leases as of December 31, 1996, are as follows:

1997..............................................   $102,479
1998..............................................     79,095
                                                    ---------
                                                     $181,574
                                                    ---------
                                                    ---------

    Total rent expense for noncancelable, cancelable and month-to-month operating leases for the years ended December 31, 1995 and 1996 was approximately $115,561 and $124,929, respectively.

    The Company leases equipment under a 36-month capital lease. The lease commenced in February 1995 and bears interest at a rate of 15%.

    The amended Technology License and Supply Agreements require the Company to purchase from Ramtron minimal annual quantities of ferroelectric RFID semiconductor chips. The minimum purchases increase in future years, in accordance with the Technology License and Supply Agreements. The

                              RACOM SYSTEMS, INC.

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED)

requirement continues through 1998. In the event the Company does not purchase the minimum annual quantities, Ramtron will be released from all sales restrictions under the Supply Agreement.


(11) MAJOR CUSTOMERS

    The Company's product sales from non-related party customers in excess of 10% of non-related party product sales for the years ended December 31, 1995 and 1996 are as follows:

                                                                                     YEARS ENDED
                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------
Customer A.....................................................................         4%        21%
Customer B.....................................................................        15%         5%
Customer C.....................................................................        26%        13%
Customer D.....................................................................        14%        12%

    The Company's custom product development project revenue for the years ended December 31, 1995 and 1996 were from two different customers.

    The Company's accounts receivable balances from non-related party customers in excess of 10% of the accounts receivable balance from non-related parties for the years ended December 31, 1995 and 1996 are as follows:

                                                                                     YEARS ENDED
                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------
Customer C.....................................................................        42%        37%
Customer D.....................................................................        19%         0%
Customer E.....................................................................        14%         0%
Customer F.....................................................................         0%        42%

(12) INCOME TAXES

    For income tax return reporting purposes, the Company has approximately $9,600,000 of net operating loss carryforwards that expire at various dates through the year 2011. The net operating loss for tax purposes differs from that for financial reporting purposes due to differences in reporting certain transactions for income tax and financial reporting purposes. These differences primarily relate to the Technology License.

    The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

    The Company has determined that approximately $4,742,000 and $6,182,000 of deferred tax assets as of December 31, 1995 and 1996, respectively, did not satisfy the realization criteria set forth in SFAS No. 109. Accordingly, a valuation allowance was recorded against the entire net deferred tax asset.

                              RACOM SYSTEMS, INC.

(12) INCOME TAXES (CONTINUED)
    The components of the net deferred income tax asset at December 31, 1995 and 1996 were as follows:

                                                             1995        CHANGE        1996
                                                          -----------  -----------  -----------
Technology license......................................  $ 1,351,000  $   654,000  $ 2,005,000
Net operating loss carryforwards........................    3,192,000      438,000    3,630,000
Research and development tax credits....................      158,000      (22,000)     136,000
Loss in equity investee.................................      --           191,000      191,000
Deferred license revenue................................      --           151,000      151,000
Other...................................................       41,000       28,000       69,000
Less--Valuation allowance...............................   (4,742,000)  (1,440,000)  (6,182,000)
                                                          -----------  -----------  -----------
                                                          $   --       $   --       $   --
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

    The difference between the statutory rate and the effective rate is primarily a result of the increase in the valuation allowance.

(13) EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN

    In May 1993, the Company adopted the 1993 Employee Stock Plan which authorized the granting of incentive and nonqualified stock options and restricted stock (collectively, the "stock options") to acquire up to 1,700,000 shares of the Company's common stock, of which 141,000 are available to be granted as of December 31, 1996. The exercise terms for the stock options granted are determined by the Board of Directors at the time the stock options are granted. Stock options may be granted at an exercise price not less than the fair market value on the date of grant with a maximum term of 10 years. The 1993 Employee Stock Plan also permits the granting of limited stock appreciation rights ("SAR's") which, upon a change in control, as defined, entitle the holders to exercise SAR's in an amount equal to the number of stock options held and at terms similar to the terms of the related stock options. As of December 31, 1995 and December 31, 1996, the Company has issued 900,000 and 1,100,000 SAR's respectively, none of which are exercised. The Company accounts for the 1993 Employee Stock Plan under Accounting Principles Board ("APB") Opinion No. 25, under which no compensation cost has been recognized.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". SFAS 123 defines a fair value-based method of accounting for employee stock options and similar equity instruments. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS 123 had been applied. The Company has elected to make the pro forma disclosures in accordance with SFAS 123 as set forth below.

                              RACOM SYSTEMS, INC.

(13) EMPLOYEE BENEFIT PLANS (CONTINUED)
    Had compensation cost for the 1993 Employee Stock Plan been determined consistent with SFAS 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                                             1995         1996
                                                          -----------  -----------
Net Loss:
  As Reported...........................................  $(2,878,034) $(1,303,837)
                                                          -----------  -----------
                                                          -----------  -----------
  Pro Forma.............................................  $(3,002,758) $(1,580,465)
                                                          -----------  -----------
                                                          -----------  -----------
Net Loss Per Common and Common Equivalent Share:
  As Reported...........................................  $      (.27) $      (.11)
                                                          -----------  -----------
                                                          -----------  -----------
  Pro Forma.............................................  $      (.28) $      (.13)
                                                          -----------  -----------
                                                          -----------  -----------

    Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the status of the Company's 1993 Employee Stock Plan at December 31, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                                                    1995                      1996
                                                          ------------------------  ------------------------
                                                                       WTD. AVG EX               WTD. AVG EX
                                                            SHARES        PRICE       SHARES        PRICE
                                                          -----------  -----------  -----------  -----------
Outstanding at beginning of year........................    1,665,000  $     1.25     1,512,000  $     1.60
  Granted...............................................      550,000  $     2.50       289,000  $     2.50
  Forfeited.............................................     (703,000) $     1.48      (242,000) $     2.17
                                                          -----------               -----------
Outstanding at end of year..............................    1,512,000  $     1.60     1,559,000  $     1.67
                                                          -----------               -----------
                                                          -----------               -----------
Exercisable at end of year..............................      981,250  $     1.35     1,065,250  $     1.34
                                                          -----------               -----------
                                                          -----------               -----------
Weighted average fair value of options granted during
  year..................................................               $     1.08                $     1.30

    The 1,559,000 options outstanding at December 31, 1996 have exercise prices between $1.00 and $2.50, with a weighted average remaining contractual life of
2.13 years.

    The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: risk-free interest rates of 6.16% and 6.40%; no expected dividend yields; expected lives of 3.05 years and 3.54 years; expected volatility of 66.9% and 68.1%.

    DEFINED CONTRIBUTION PLAN

    The Company has a defined contribution plan (the "Plan") intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), in which substantially all full-time employees are participants. Participants in the Plan may make pre-tax contributions subject to limitations imposed by the Code. The Company may make, at the Board of Directors' discretion, an annual contribution on behalf of each participant. No amounts have been contributed by the Company under the Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Dilution.......................................          13
Capitalization.................................          14
Use of Proceeds................................          15
Selected Financial Data........................          16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          17
Business.......................................          24
Management.....................................          32
Principal Stockholders.........................          37
Selling Stockholders...........................          39
Certain Transactions...........................          42
Description of Securities......................          44
Underwriting...................................          48
Legal Matters..................................          49
Experts........................................          49
Available Information..........................          50
Financial Statements...........................         F-1

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 UNITS

                                     [LOGO]

                              RACOM SYSTEMS, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             SPENCER EDWARDS, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VI of the Registrant's Restated Certificate of Incorporation provides as follows:

                            "LIMITATION OF LIABILITY

    A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director except for liability, (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

    Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law."

    Article Eight of the Company's Restated Bylaws provides, INTER ALIA, as follows:

                          "LIABILITY: INDEMNIFICATION

    Section 8.01 EXCULPATION. No director or officer of the Corporation shall be liable for the acts, defaults or omissions of any other director or officer, or for any loss sustained by the Corporation, unless the same has resulted from his own willful misconduct, willful neglect or gross negligence.

    Section 8.02 INDEMNIFICATION FOR ACTION, ETC. OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct which was taken was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the conduct which was taken was unlawful.

    Section 8.03 INDEMNIFICATION FOR ACTIONS, ETC. BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the

Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

    Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)(2)

SEC Registration Fee..............................................  $   7,434
NASD Filing Fee...................................................      2,953
Blue Sky Filing Fees..............................................     12,000
Blue Sky Legal Fees...............................................     25,000
Printing Expenses.................................................     45,000
Legal Fees and Expenses...........................................     85,000
Accounting Fees...................................................     70,000
Transfer Agent....................................................      3,000
NASDAQ Application Fee............................................     10,000
Miscellaneous Expenses............................................     39,613
                                                                    ---------
  TOTAL...........................................................  $ 300,000(1)
                                                                    ---------
                                                                    ---------

------------------------

(1) Does not include the Representative's commission and expenses of $855,000 ($983,250 if the Overallotment Option is exercised).

(2) All expenses, except the SEC registration fee and NASD filing fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the 1933 Act, as amended.

        (i) In May and June 1994, the Registrant sold 970,000 shares of its Common Stock at $2.50 per share to the following persons:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
FAI Overseas Investment PTY, LTD...........................................         200,000

Wahib S. Binzagr...........................................................         100,000

John A. Duke Trust.........................................................         100,000

Blairmore PTY, LTD.........................................................          80,000

Maxwell Investment Limited.................................................          20,000

W.S.P. Constructions PTY, LTD. Superannuation Fund.........................          20,000

TFK International Nominees (Asia) Limited..................................          10,000

David Stanley Jones Haselton and Delma Jean Haselton (Joint Tenants).......          10,000

Raymond Henry Lennon and Pauline Maria Lennon (Tenants in Common)..........          15,000

BUJO PTY, Limited as Trustee for the Fisher Family Trust...................          10,000

The W. R. Taylor Family Discretionary Trust................................          10,000

Rosalind-Margaret Reid (Read) nee Fung.....................................          12,400

Katunayake Garments Limited................................................          20,000

John D. Adcock.............................................................          40,000

Equitilink International Management Limited................................         200,000

Liza Ying..................................................................          10,000

Capital Credit Company PTY, LTD............................................          20,000

George Stanley Shaw........................................................          20,000

AusAsean Investment PTY, LTD...............................................          12,600

Asia Assets & Developments, Inc............................................          60,000

        (ii) In June 1994, the Registrant issued 200,000 common stock purchase warrants to Intag exercisable at $2.50 per share until June 13, 1999.

       (iii) In February 1995, the Registrant issued 1,000,000 shares of its Common Stock to Ramtron International Corporation ("Ramtron") in exchange for the execution of an amendment to the Registrant's Technology License Agreement with Ramtron.

        (iv) In June 1995, the Registrant issued 1,062,532 shares of its Common Stock to Intag International Limited ("Intag") in exchange for debt owed to Intag in the aggregate amount of $2,033,798 or $1.91 per share.

        (v) In August and December 1995, the Registrant sold 500,000 shares to Rohm Co., Ltd. for $1,500,000 or $3.00 per share.

        (vi) In October 1996, the Registrant issued 121,766 common stock purchase warrants to Intag and 251,452 common stock purchase warrants to Ramtron exercisable at $2.50 per share until October 4, 2001 in consideration of loans and deferred payment terms granted to the Registrant by Intag and Ramtron in the amounts of $304,414 and $628,630, respectively.

       (vii) In December 1996, the Registrant issued 260,000 Bridge Warrants to the following individuals in exchange for an aggregate of $1,040,000 of loans to the Registrant at the rate of one Bridge Warrant for each $4.00 loaned. Each Bridge Warrant is exercisable to purchase one share of Common

    Stock for $5.94 per share at any time for a period of two years from the effective date hereof. See "Selling Stockholders."

NAME                                                  NUMBER OF BRIDGE WARRANTS
----------------------------------------------------  -------------------------
Michael M. Arnouse                                               25,000
  Three Edward Lane
  Syosset, NY 11791

William P. Bennett                                               12,500
  P.O. Box 4240
  Boulder, CO 80306

Steven Bloechl                                                    6,250
  4540 S. Decatur Street
  Englewood, CO 80110

Roland J. Christensen                                            12,500
  192 E. 100N
  Fayette, UT 84630

Ellis V. Couch                                                    6,250
  2926 Rocky Oak Street
  San Antonio, TX 78232

Thomas L. Dutcher                                                 6,250
  P.O. Box 897
  Montrose, CO 81402-0897

John A. Duke Trust                                               25,000
  9100 Boyd Road
  P.O. Box 430
  Rogue River, OR 97537

Frederick M. Galloway                                             6,250
  375 Ammons Street
  Lakewood, CO 80226

John R. Hannifan                                                 12,500
  1366 S.W. Tamarind Way
  Boca Raton, FL 33486

Arthur Kassoff                                                    6,250
  7600 State Street
  E. St. Louis, IL 62203

Kaufmann Survivors Trust                                          6,250
  (c/o Carl J. Kaufmann)
  2000 Royal Marco Way #906
  Marco Island, FL 34145-1800

Gary A. Mosko                                                    12,500
  234 Garfield
  Denver, CO 80206

Heribert Obser                                                   12,500
  P.O. Box 697
  Quogue, NY 11959

Mitchell & Elizabeth Pearlman                                     6,250
  27157 Highlands Lane
  Valencia, CA 91354

NAME                                                  NUMBER OF BRIDGE WARRANTS
----------------------------------------------------  -------------------------
Robert R. Peterson                                                6,250
  P.O. Box 3460
  Estes Park, CO 80517

Max Quimby & Armond Quimby                                        6,250
  Revocable Living Trust
  (c/o Max Quimby) 10409 Riverside Drive #302
  Toluca Lake, CA 91602

S. G. Construction Company                                       12,500
  (c/o Ronald W. Massner)
  2850 Mt. Pleasant St., Suite 102
  Burlington, IA 52601

David M. Schneider                                               12,500
  721 Redwood Drive
  Lincoln, NE 68510-5219

Shepler & Thomas, Inc.                                            6,250
  Profit Sharing Plan FBO William R. Bell
  (c/o William R. Bell)
  28650 Cavan Lane
  Evergreen, CO 80439

Deloris J. Sherwood                                               6,250
  15111 Bushard Street #84
  Westminster, CA 92683

Charles W. Wafer                                                 37,500
  P.O. Box 2174
  Rancho Santa Fe, CA 92067

David Wank                                                       10,000
  5200 White Oak Ave. #35
  Encino, CA 91316

Barbara L. Westrick                                               6,250
  11786 Decatur Drive
  Denver, CO 80234-2554

      (viii) From time to time, the Registrant has issued stock options (currently aggregating 1,559,000 such stock options) to employees, officers and directors under its 1993 Employee Stock Option Plan.

    With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and/or Regulation D, Rule
506. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals all of whom were business associates of the Registrant or its executive officers and directors and the transfer thereof was appropriately restricted by the Registrant. All shareholders were foreign persons or were accredited investors as that term is defined under Regulation D under the 1933 Act and were capable of analyzing the merits and risks of their investment who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment.

ITEM 27. EXHIBITS.


EXHIBIT NO.  TITLE
-----------  -----------------------------------------------------------------------------------------------------
     1.01    Form of Underwriting Agreement (1)

     1.02    Form of Selling Agreement (1)

     1.03    Form of Representative's Warrant (1)

     1.04    Form of Warrant Agreement (1)

     1.05    Form of Lock-up Agreement (1)

     3.01    Restated Certificate of Incorporation of the Registrant (1)

     3.02    Restated Bylaws of the Registrant (1)

     5.01    Opinion of Gary A. Agron, regarding legality of the Common Stock (includes Consent) (1)

    10.01    1993 Employee Stock Option Plan (1)

    10.02    Lease Agreement - Greenwood Village Office Facility (1)

    10.03    Joint Venture Agreement (Racom Japan) (1)

    10.04    Exclusive Distributor Agreement (Racom Japan) (1)

    10.05    Technology License Agreement (Racom Japan) (1)

    10.06    Exclusive Distributor Agreement (Racom Japan) (1)

    10.07    Development and Supply Agreement (Bull CP-8) (1)

    10.08    Agreement regarding ferroelectric RFID Products (Rohm) (1)

    10.09    Stock Purchase Agreement (Rohm) (1)

    10.10    Settlement Agreement (Intag) (1)

    10.11    Assignment and Security Agreement (Intag) (1)

    10.12    Technology License Agreement (Ramtron) (1)

    10.13    Amendment to Technology License Agreement (Ramtron) (1)

    10.14    Second Amendment to Technology License Agreement (Ramtron) (1)

    10.15    Lock-up Letter

    23.01    Consent of Arthur Andersen LLP (1)

    23.02    Consent of Gary A. Agron (See 5.01, above) (1)

    23.03    Consent of Arthur Andersen LLP (1)

    23.04    Consent of Arthur Andersen LLP (1)

    23.05    Consent of Arthur Andersen LLP


------------------------

(1) Previously filed.

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes:

        (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

        (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

        (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, Colorado, on March 11, 1997.


                                RACOM SYSTEMS, INC.

                                By:              /s/ RICHARD HORTON
                                     -----------------------------------------
                                                   Richard Horton
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ CHARLES A. FEAR
------------------------------  Chairman of the Board of      March 11, 1997
       Charles A. Fear            Directors

                                President, Chief Executive
    /s/ RICHARD L. HORTON         Officer, Chief Financial
------------------------------    Officer (Principal          March 11, 1997
      Richard L. Horton           Accounting Officer) and
                                  Director

------------------------------  Director
       Mark R. Davison

      /s/ L. DAVID SIKES
------------------------------  Director                      March 11, 1997
        L. David Sikes

------------------------------  Director
     George J. Stathakis

                                 EXHIBIT INDEX


EXHIBIT NO.                   TITLE
-----------  ---------------------------------------
   10.15     Lock-up Letter
   23.05     Consent of Arthur Andersen LLP